                                                                    EXHIBIT 10.1



                            STOCK PURCHASE AGREEMENT

                             dated as of May 7, 1999

                                 by and between

                                Lear Corporation

                                       and

                        Johnson Electric Holdings Limited

                                TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS.....................................................................................1


ARTICLE II SALE OF STOCK; CLOSING.................................................................................13

   SECTION 2.1 PURCHASE AND SALE; CONSIDERATION FOR SHARES........................................................13
   SECTION 2.2 DELIVERIES BY SELLER...............................................................................13
   SECTION 2.3 DELIVERIES BY BUYER................................................................................13
   SECTION 2.4 TIME AND PLACE OF CLOSING..........................................................................14
   SECTION 2.5 PURCHASE PRICE ADJUSTMENT..........................................................................14
   SECTION 2.6 RETAINED ASSETS....................................................................................17
   SECTION 2.7 INDEMNIFICATION FOR UTA RETAINED LIABILITIES.......................................................17
   SECTION 2.8 MANAGEMENT OF ENVIRONMENTAL CLAIMS.................................................................18
   SECTION 2.9 ADDITIONAL RETAINED LIABILITY......................................................................19

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER..............................................................20

   SECTION 3.1 INCORPORATION; AUTHORIZATION; ETC..................................................................20
   SECTION 3.2 CAPITALIZATION; STRUCTURE..........................................................................21
   SECTION 3.3 FINANCIAL STATEMENTS...............................................................................22
   SECTION 3.4 UNDISCLOSED LIABILITIES............................................................................22
   SECTION 3.5 ABSENCE OF CERTAIN CHANGES.........................................................................22
   SECTION 3.6 PROPERTIES AND NECESSARY ASSETS....................................................................23
   SECTION 3.7 LITIGATION; ORDERS.................................................................................23
   SECTION 3.8 INTELLECTUAL PROPERTY..............................................................................23
   SECTION 3.9 LABOR MATTERS......................................................................................24
   SECTION 3.10 COMPLIANCE WITH LAWS..............................................................................24
   SECTION 3.11 INSURANCE.........................................................................................24
   SECTION 3.12 SCHEDULED CONTRACTS...............................................................................25
   SECTION 3.13 LICENSES, APPROVALS, OTHER AUTHORIZATIONS, CONSENTS, REPORTS, ETC.................................25
   SECTION 3.14 ENVIRONMENTAL MATTERS.............................................................................26
   SECTION 3.15 BROKERS, FINDERS, ETC.............................................................................26
   SECTION 3.16 SCHEDULES AND EXHIBITS............................................................................27
   SECTION 3.17 NO IMPLIED REPRESENTATIONS........................................................................27
   SECTION 3.18 SUPPLEMENTAL SCHEDULES............................................................................27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER................................................................28

   SECTION 4.1 INCORPORATION; AUTHORIZATION; ETC..................................................................28
   SECTION 4.2 BROKERS, FINDERS, ETC..............................................................................29
   SECTION 4.3 APPROVALS, OTHER AUTHORIZATIONS, CONSENTS, REPORTS, ETC............................................29
   SECTION 4.4 ACQUISITION OF SHARES FOR INVESTMENT...............................................................29
   SECTION 4.5 FINANCIAL CAPABILITY...............................................................................29

ARTICLE V COVENANTS OF SELLER AND BUYER...........................................................................30

   SECTION 5.1 INVESTIGATION OF BUSINESS; ACCESS TO PROPERTIES AND RECORDS........................................30
   SECTION 5.2 REASONABLE EFFORTS; OBTAINING CONSENTS.............................................................31
   SECTION 5.3 FURTHER ASSURANCES.................................................................................33
   SECTION 5.4 CONDUCT OF BUSINESS................................................................................34
   SECTION 5.5 PRESERVATION OF BUSINESS...........................................................................36
   SECTION 5.6 PUBLIC ANNOUNCEMENTS...............................................................................36
   SECTION 5.7 NON-SOLICITATION...................................................................................36
   SECTION 5.8 GUARANTEES.........................................................................................36
   SECTION 5.9 INTERCOMPANY ACCOUNTS..............................................................................37
   SECTION 5.10 CORPORATE NAMES...................................................................................37
   SECTION 5.11 ADDITIONAL AGREEMENTS.............................................................................39

   SECTION 5.12 CERTAIN INSURANCE MATTERS.........................................................................39
   SECTION 5.13 PERFORMANCE OF COMPANY OBLIGATIONS................................................................40
   SECTION 5.14 PRE-CLOSING TRANSACTIONS..........................................................................40

ARTICLE VI EMPLOYEE BENEFITS......................................................................................40

   SECTION 6.1 EMPLOYEE BENEFIT PLANS.............................................................................40
   SECTION 6.2 COLLECTIVE BARGAINING AGREEMENTS...................................................................43
   SECTION 6.3 BUYER'S OBLIGATIONS................................................................................43
   SECTION 6.4 PLANT CLOSING LAWS.................................................................................45
   SECTION 6.5 ACCRUED VACATION...................................................................................45
   SECTION 6.6 ACQUIRED RIGHTS DIRECTIVE..........................................................................45
   SECTION 6.7 MISCELLANEOUS......................................................................................45

ARTICLE VII TAX MATTERS...........................................................................................46

   SECTION 7.1 TAX RETURNS OF THE COMPANY AND THE SUBSIDIARIES....................................................46
   SECTION 7.2 TAX INDEMNIFICATION BY SELLER......................................................................46
   SECTION 7.3 TAX INDEMNITY BY BUYER.............................................................................46
   SECTION 7.4 FILING RESPONSIBILITY..............................................................................47
   SECTION 7.5 REFUNDS AND CARRYBACKS.............................................................................47
   SECTION 7.6 COOPERATION AND EXCHANGE OF INFORMATION............................................................48
   SECTION 7.7 PURCHASE PRICE.....................................................................................50
   SECTION 7.8 OTHER TAX AGREEMENTS...............................................................................50
   SECTION 7.9 DEFINITIONS........................................................................................51

ARTICLE VIII CONDITIONS TO BUYER'S OBLIGATION TO CLOSE............................................................52

   SECTION 8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER................................................52
   SECTION 8.2 FILINGS; CONSENTS; WAITING PERIODS.................................................................53
   SECTION 8.3 NO INJUNCTION......................................................................................53

ARTICLE IX CONDITIONS TO SELLER'S OBLIGATION TO CLOSE.............................................................53

   SECTION 9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER.................................................53
   SECTION 9.2 FILINGS; CONSENTS; WAITING PERIODS.................................................................54
   SECTION 9.3 NO INJUNCTION......................................................................................54

ARTICLE X SURVIVAL; INDEMNIFICATION...............................................................................54

   SECTION 10.1 SURVIVAL PERIODS..................................................................................54
   SECTION 10.2 INDEMNIFICATION BY THE BUYER......................................................................54
   SECTION 10.3 INDEMNIFICATION BY SELLER.........................................................................56
   SECTION 10.4 THIRD-PARTY CLAIMS................................................................................56

ARTICLE XI TERMINATION............................................................................................57

   SECTION 11.1 TERMINATION.......................................................................................57
   SECTION 11.2 PROCEDURE AND EFFECT OF TERMINATION...............................................................58

ARTICLE XII MISCELLANEOUS.........................................................................................58

   SECTION 12.1 COUNTERPARTS......................................................................................58
   SECTION 12.2 GOVERNING LAW.....................................................................................59
   SECTION 12.3 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES.......................................................59
   SECTION 12.4 EXPENSES..........................................................................................60
   SECTION 12.5 NOTICES...........................................................................................60
   SECTION 12.6 SUCCESSORS AND ASSIGNS............................................................................61
   SECTION 12.7 HEADINGS; DEFINITIONS.............................................................................61
   SECTION 12.8 AMENDMENTS AND WAIVERS............................................................................61
   SECTION 12.9 INTERPRETATION....................................................................................62

Exhibits
--------

Exhibit A                  Variations from GAAP
Exhibit B                  Unaudited Financial Statements

Schedules
---------
Schedule 1(a)(i)           Columbus Real Property
Schedule 1(a)(ii)          Matamoros Real Property
Schedule 1(b)              Permitted Liens
Schedule 1(c)              Retained Assets
Schedule 3.1(b)            Incorporation; Authorization; No Conflicts
Schedule 3.2(a)            Subsidiaries
Schedule 3.2(b)            Additional Subsidiaries
Schedule 3.4               Undisclosed Liabilities
Schedule 3.5               Certain Changes
Schedule 3.6               Property Liens
Schedule 3.7               Litigation; Orders
Schedule 3.8               Intellectual Property
Schedule 3.9               Labor Matters
Schedule 3.10              Compliance with Laws
Schedule 3.12              Scheduled Contracts
Schedule 3.12(a)           Lendings and Borrowings
Schedule 3.12(b)           Intercompany Agreements
Schedule 3.13              Licenses, Approvals, Other Authorizations, Consents, Reports, etc.
Schedule 3.14              Environmental Matters
Schedule 4.3               Approvals, Other Authorizations, Consents, Reports, etc.
Schedule 5.4               Conduct of Business
Schedule 5.8               Guarantees
Schedule 6.1(a)            Employee Benefit Plans
Schedule 6.1(e)            Material Payments
Schedule 6.1(f)            Non-Compliance of Foreign Company Plans
Schedule 6.1(g)            UTC Retiree Medical Plans

                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of May 7, 1999, is by and between Lear Corporation, a Delaware corporation ("Seller"), and Johnson Electric Holdings Limited, a Bermuda corporation ("Buyer").

                  WHEREAS, as of the Closing Date, Seller shall own all of the outstanding capital stock (the "Shares") of Motors Acquisition Corporation, a Delaware corporation (the "Company");

                  WHEREAS, Seller has entered into a Stock Purchase Agreement dated as of March 16, 1999 (as the same may be amended, the "UTA Stock Purchase Agreement") between Seller and Nevada Bond Investment Corp. II, a Nevada corporation (the "UTA Seller"), pursuant to which Seller shall purchase all of the outstanding capital stock of UT Automotive, Inc., a Delaware corporation ("UTA"), including the Motors Business (as defined below) to be owned by the Company on the Closing Date; and

                  WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares upon the terms and subject to the conditions set forth herein (such sale and purchase, the "Stock Purchase");

                  NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                               Certain Definitions
                               -------------------

                  As used in this Agreement the following terms shall have the following respective meanings:

                  "1998 Average Working Capital" shall mean the mathematical average of Monthly Working Capital for the twelve monthly periods ended on December 31, 1998.

                  "Action" shall mean any actual or threatened action, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or arbitral panel.

                  "Affiliate" (and, with a correlative meaning, "Affiliated") shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

                  "Agreement" shall have the meaning set forth in the preamble hereto.

                  "Antitrust Laws" shall have the meaning set forth in Section 5.2(b) hereof.

                  "Automotive Business" shall mean the electronic and electrical distribution systems businesses, the interior systems business and the electrical motors business conducted by UTA and its Affiliates, taken as a whole which, for purposes of this definition, shall include the automotive business as of the date hereof conducted by Otis GmbH.

                  "Balance Sheet" shall mean the combined balance sheet of the Motors Business as of December 31, 1998 included in the Financial Statements.

                  "Business Condition" shall have the meaning set forth in
Section 3.1(a) hereof.

                  "Buyer" shall have the meaning set forth in the preamble hereto.

                  "Buyer Indemnified Party" shall have the meaning set forth in
Section 10.3 hereof.

                  "Cash" shall mean all cash, time deposits, certificates of deposit, marketable securities and short-term investments of the Motors Business.

                  "Closing" shall mean the consummation of the transactions contemplated by Section 2.1 hereof.

                  "Closing Balance Sheet" shall have the meaning set forth in
Section 2.5(a) hereof.

                  "Closing Balance Sheet Date" shall mean the last day of the last month ending on or prior to the Closing Date.

                  "Closing Cash" shall mean the amount of Cash set forth in the Closing Balance Sheet less the amount of debt set forth in such Closing Balance Sheet.

                  "Closing Date" shall mean the later of (a) the third business day after expiration or termination of all waiting periods prescribed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) the third business day after clearance by Autorita Garante della Concorrenza e del Mercato (Italian Antitrust Authority) pursuant to Legge n. 287 del 10 ottobre 1990 (Law No. 287 of October 10, 1990) (the "Italian Act") and other material foreign antitrust approvals, (c) the first business day after the Pre-Closing Transactions have been completed and (d) the date on which the conditions set forth in Articles VIII and IX hereof shall be satisfied or duly waived or, if Seller and Buyer mutually agree on a different date, the date upon which they have mutually agreed.

                  "Closing Financial Data" shall have the meaning set forth in
Section 2.5(b) hereof.

                  "Closing Working Capital" shall have the meaning set forth in
Section 2.5(a) hereof.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

                  "Columbus Real Property" shall mean the property described on
Schedule 1(a)(i) hereto.

                  "Company" shall have the meaning set forth in the first recital hereof.

                  "Company Plan" shall have the meaning set forth in Section 6.1(a) hereof.

                  "Continuing Affiliate" shall mean any Affiliate of Seller, other than the Company and the Subsidiaries.

                  "Covered Liabilities" shall mean any and all debts, losses, liabilities, claims, damages, fines, penalties, obligations, payments (including, without limitation, those arising out of any demand, assessment, settlement, judgment or compromise relating to any Action), costs and expenses (including, without limitation, costs and expenses of investigation and fees and disbursements of counsel and other experts), mature or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, including, without limitation, any of the foregoing arising under, out of or in connection with any Environmental Liabilities or any Action, order or consent decree of any governmental entity or award of any arbitrator of any kind, or any law, rule, regulation, contract, commitment or undertaking.

                  "Domestic Returns" shall have the meaning set forth in Section
7.9 hereof.

                  "Employee Benefit Plans" shall have the meaning set forth in
Section 6.1(a) hereof.

                  "Environmental Law" shall have the meaning set forth in
Section 3.14 hereof.

                  "Environmental Liabilities" shall mean any and all claims, demands, penalties, fines, liabilities, settlements, damages, losses, costs and expenses (including, without limitation, reasonable attorneys' and reasonable consultants' fees and disbursements, remedial investigation and feasibility study costs, clean-up costs and other response costs under any Environmental Laws currently in existence or which may be enacted in the future, laboratory fees, court costs and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to (a) the presence, disposal or release of any Hazardous Materials which are on, from or which affect any property or any part thereof, including, without limitation, soil, water, vegetation, buildings, equipment, personal property, or which affect persons, animals or otherwise; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials or damage to wetlands whether or not relating to Hazardous Materials; (c) any Action, settlement reached, or government order or directive relating to such Hazardous Materials; and/or (d) any violation of any requirement of law or requirements or demands of any governmental authority which are based upon or in any way related to Hazardous Materials.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "Excluded Income Taxes" shall have the meaning set forth in
Section 7.2 hereof.

                  "Final 1998 Average Working Capital" shall have the meaning set forth in Section 2.5(d) hereof.

                  "Final Closing Cash" shall have the meaning set forth in
Section 2.5(d) hereof.

                  "Final Closing Date Financial Data" shall have the meaning set forth in Section 2.5(d) hereof.

                  "Final Closing Working Capital" shall have the meaning set forth in Section 2.5(d) hereof.

                  "Financial Statements" shall have the meaning set forth in
Section 3.3 hereof.

                  "Ford" shall have the meaning set forth in Section 2.9 hereof.

                  "Ford Letter" shall mean that certain letter dated May 3, 1999 from John Wolford of Ford to N. Robert Couet of UTA, a copy of which is included in Schedule 3.4 hereto.

                  "Foreign Company Plan" shall have the meaning set forth in
Section 6.1(f) hereof.

                  "GAAP" shall mean generally accepted accounting principles as used in the United States applied on a basis consistent with the historical policies and practices utilized by UTA and the Subsidiaries.

                  "Gate" shall mean Gate S.p.A., an entity organized under the laws of Italy.

                  "Gate Companies" shall mean Gate together with its direct and indirect subsidiaries.

                  "Governmental Antitrust Authority" shall have the meaning set forth in Section 5.2(a) hereof.

                  "Guaranteed Bonds" shall mean those instruments set forth under the heading "UTA Surety Bonds Issued by American Casualty Co. of Redding Pa. under Indemnity Agreement with UTC dated 12/4/94" on Schedule 5.8 hereto.

                  "Guarantees" shall have the meaning set forth in Section 5.8 hereof.

                  "Hazardous Materials" shall mean any flammable material, explosives, radioactive materials, gasoline, petroleum products, asbestos, urea formaldehyde, polychlorinated biphenyls and other hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials as defined in the Environmental Laws.

                  "Historical Risk Management Programs" shall mean any and all insurance policies and risk management products and services benefiting UTA, the Company and the Subsidiaries, directly or indirectly, on or at any time prior to the Closing Date, including, without limitation, any and all insurance policies, service agreements, claim agreements, reinsurance agreements, deductible or retention buy-down agreements, and broker agreements, concerning or related to comprehensive liability, workers' compensation, automobile, aviation, property, political risk, crime, marine, directors and officers, fiduciary, employment practices, and special employee benefits, or any other form of insurance or risk protection, obtained directly or indirectly by UTC or Seller or directly or indirectly by UTA, the Company and the Subsidiaries from any insurer, reinsurer or broker, including, without limitation, any captive insurer owned, in whole or in part, by UTC or any affiliate of UTC.

                  "HSR Act" shall have the meaning set forth in the definition of "Closing Date" in Article I hereof.

                  "Income Tax Returns" shall have the meaning set forth in
Section 7.9 hereof.

                  "Income Taxes" shall have the meaning set forth in Section 7.9 hereof.

                  "Indemnified Party" shall have the meaning set forth in
Section 10.4 hereof.

                  "Initial Purchase Price" shall mean $310 million.

                  "Intellectual Property" shall have the meaning set forth in the definition of "Motors Americas Intellectual Property".

                  "Interim Services Agreement" shall mean the interim services agreement to be entered into by the parties hereto effective as of the Closing pursuant to which Seller, directly or indirectly, shall make available to Buyer certain services to be mutually agreed upon by Buyer and Seller.

                  "IRS" shall have the meaning set forth in Section 7.9 hereof.

                  "Italian Act" shall have the meaning set forth in the definition of "Closing Date" in Article I hereof.

                  "Licenses" shall have the meaning set forth in Section 3.13(a) hereof.

                  "Lien" shall mean any security interest, pledge, mortgage, lien, charge, encumbrance, proxy, voting trust or voting agreement.

                  "Monthly Working Capital" shall mean Working Capital as at month-end calculated in accordance with GAAP.

                  "Matamoros Real Property" shall mean the real property described on Schedule 1(a)(ii) hereto.

                  "Motors Americas Assets" shall mean all of UTA's and UTA Mexico's right, title and interest in:

                        (a) the property and assets of UTA and UTA Mexico reflected in the Balance Sheet, including, without limitation, the Columbus Real Property and the Matamoros Real Property and all improvements and structures thereon, inventories, plants, machinery, equipment, tools, supplies, spare parts, furniture, fixtures, leasehold improvements, accounts and notes receivable and prepaid expenses (and including all items which would be included on the Balance Sheet except for the fact that such items are fully depreciated or expensed), plus all items of a nature customarily carried as assets in the accounts of the Motors Americas Business which are acquired in the ordinary course of business by the Motors Americas Business between December 31, 1998 and the Closing Date, less any items which are disposed of or consumed by the Motors Americas Business between December 31, 1998 and the Closing Date in the ordinary course of business;

                        (b)      the Motors Americas Contracts;

                        (c)      the Motors Americas Intellectual Property;

                        (d) the Motors Americas Books and Records (subject to the provisions of Section 5.1(c) hereof);

                        (e)      the Motors Americas Leases; and

                        (f)      the goodwill of the Motors Americas Business.

                  "Motors Americas Books and Records" shall mean all of the UTA's and UTA Mexico's books and records (or copies of relevant portions thereof) relating primarily to the operations of the Motors Business, other than Returns and related work papers.

                  "Motors Americas Business" shall mean that portion of the Motors Business currently conducted directly by UTA and UTA Mexico.

                  "Motors Americas Contracts" shall mean all existing contracts, agreements and commitments of UTA and UTA Mexico relating primarily to the Motors Americas Business (including, without limitation, the contracts set forth on Schedule 3.12 hereof) and all contracts, agreements and commitments of UTA and UTA Mexico relating to the Motors Americas Business, which are entered into between the date of this Agreement and the Closing Date.

                  "Motors Americas Employees" shall mean all employees of UTA and UTA Mexico immediately prior to the UTA Closing Date whose duties principally relate to the Motors Americas Business.

                  "Motors Americas Intellectual Property" shall mean (a) all patents, patent rights, trademarks, trademark registrations, trade names, service marks, service mark registrations, copyrights, inventions, trade secrets and other similar rights (including other unpatented and/or unpatentable proprietary or confidential information systems or procedures), applications for any of the foregoing, and licenses therefore (collectively, "Intellectual Property"), in each case used primarily in the Motors Americas Business and (b) all such items that are acquired or developed for use primarily in the Motors Americas Business between the date of this Agreement and the Closing Date, excluding, however, all such items which expire, or, in the case of applications or issued patent or trademark registrations, are withdrawn or abandoned in the ordinary course of business on or prior to the Closing Date.

                  "Motors Americas Leases" shall mean the leases for Real Property relating to the Motors Americas Business.

                  "Motors Business" shall mean the electrical motors business currently conducted by the members of the Motors Group, taken as a whole, and, after the UTA Closing, to be conducted by the Company and the Subsidiaries, taken as a whole.

                  "Motors Business Employees" shall mean the employees of the Gate Companies and the Motors Americas Employees.

                   "Motors Intellectual Property" shall mean (a) the Intellectual Property used in the Motors Business and (b) all such items that are acquired or developed for use in the Motors Business between the date of this Agreement and the Closing Date, excluding, however, all such items which expire, or, in the case of applications or issued patent or trademark registrations, are withdrawn or abandoned in the ordinary course of business on or prior to the Closing Date.

                  "Motors Group" shall mean the Gate Companies, UTA and UTA Mexico.

                  "Motors Subsidiaries" shall mean the direct or indirect subsidiaries of UTA and its Affiliates engaged in the Motors Business which shall become direct or indirect subsidiaries of the Company pursuant to the Pre-Closing Transactions and which are set forth on Schedule 3.2(b) hereof.

                  "Names" shall have the meaning set forth in Section 5.9(a) hereof.

                  "Neutral Auditors" shall have the meaning set forth in Section 2.5(d) hereof.

                  "Newco Subsidiaries" shall mean any Persons to be newly formed in connection with the Pre-Closing Transactions to hold assets of the Motors Business.

                  "Permitted Liens" shall mean all Liens (a) that are set forth on Schedule 1(b) hereto, (c) that are reflected or reserved against in the Balance Sheet, (c) that arise out of Taxes or general or special assessments not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (d) of carriers, warehousemen, mechanics, materialmen and other similar persons or otherwise imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, (e) that relate to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or (f) that do not have a material adverse effect on the Business Condition of the Motors Business.

                  "Person" shall mean any individual, firm, corporation, partnership or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  "Pre-Closing Transactions" shall mean certain transactions to be consummated by Seller and its Affiliates and UTC and its Affiliates prior to the Closing, to the end that, as of the Closing Date, (i) the capital stock or other equity interests in the Motors Subsidiaries and the Newco Subsidiaries shall be held directly or indirectly by the Company, (ii) Seller and the Continuing Affiliates shall not own any assets of the Motors Business, except as expressly provided herein and (iii) the Company shall directly or indirectly own all of the equity interests in the Gate Companies and all of the Motors Americas Assets and the joint-venture interests of the Motors Business.

                  "Real Property" shall mean the Columbus Real Property, the Matamoros Real Property, the Motors Americas Leases, and any and all other real property (whether owned or leased) used primarily in the Motors Business or otherwise being transferred to Buyer pursuant to this Agreement.

                  "Resolution Period" shall have the meaning set forth in
Section 2.5(c) hereof.

                  "Retained Assets" shall be those assets set forth on Schedule 1(c) hereof.

                  "Retained Liabilities" shall have the meaning set forth in
Section 2.7 hereof.

                  "Returns" shall have the meaning set forth in Section 7.9 hereof.

                  "Scheduled Contracts" shall have the meaning set forth in
Section 3.12 hereof.

                  "Seller" shall have the meaning set forth in the preamble hereto.

                  "Seller Indemnified Parties" shall have the meaning set forth in Section 10.2 hereof.

                  "Seller Representatives" shall have the meaning set forth in
Section 5.1(a) hereof.

                  "Settlement Payments" shall mean payments by certain insurance companies pursuant to settlement agreements entered into by UTC and various subsidiaries, including UTA, with insurers under which the parties settled claims of UTC and various subsidiaries, including UTA and certain of the Subsidiaries, for coverage for environmental liabilities and losses under certain general liability and property policies.

                  "Shares" shall have the meaning set forth in the first recital hereof.

                  "Stock Purchase" shall have the meaning set forth in the third recital hereof.

                  "Subsequent Loss" shall have the meaning set forth in Section 7.5(d) hereof.

                  "Subsidiaries" shall mean the Motors Subsidiaries (including, without limitation, the Gate Companies) and the Newco Subsidiaries; provided, however, that no reference herein to a Subsidiary or Subsidiaries shall include or apply to any of the Newco Subsidiaries unless and until such Newco Subsidiaries are in existence.

                  "Subsidiary" of a corporation shall mean any corporation or other Person more than 50% of whose outstanding voting securities or other equity interests are directly or indirectly owned by the first corporation.

                  "Tax Benefit" shall have the meaning set forth in Section 7.9 hereof.

                  "Taxes" shall have the meaning set forth in Section 7.9 hereof.

                  "Technology License Agreement" shall mean the technology license agreement, to be mutually agreed to prior to Closing.

                  "To Seller's knowledge" shall have the meaning set forth in
Section 12.9 hereof.

                  "Transfer Laws" shall have the meaning set forth in Section
6.6 hereof.

                  "U.S. Company Employees" shall have the meaning set forth in
Section 6.1(b) hereof.

                  "U.S. Corporation" shall have the meaning set forth in Section 3.1(a) hereof.

                  "U.S. Employee Benefit Plans" shall have the meaning set forth in Section 6.1(b) hereof.

                  "U.S. Taxing Authority" shall have the meaning set forth in
Section 7.9 hereof.

                  "UTA" shall have the meaning set forth in the second recital hereof.

                   "UTA Closing" shall mean the purchase of UTA pursuant to the UTA Stock Purchase Agreement.

                  "UTA Mexico" shall mean United Technologies Automotive Electrical Systems de Mexico, S.A. de C.V., an entity organized under the laws of Mexico, or any successor thereto.

                  "UTA Closing Date" shall mean the date that the UTA Closing occurs except, with respect to the Gate Companies, the UTA Closing Date shall be the date that Seller or its Subsidiary purchases Gate, (which shall be the business day prior to UTA Closing Date).

                  "UTA Seller" shall have the meaning set forth in the second recital hereof.

                  "UTA Stock Purchase Agreement" shall have the meaning set forth in the second recital hereof.

                  "UTA Subsidiaries" shall mean the subsidiaries of UTA at the time of the UTA Closing.

                  "UTC" shall mean United Technologies Corporation, a Delaware corporation.

                  "UTC Plan" shall mean an Employee Benefit Plan that is not a Company Plan.

                  "Warranty Liability" shall have the meaning set forth in
Section 2.7(c) hereof.

                  "Working Capital" shall mean accounts receivable and inventories less accounts payable.

                                   ARTICLE II

                             Sale of Stock; Closing

                  Section 2.1. Purchase and Sale; Consideration for Shares. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, at the Closing Seller shall sell to Buyer and Buyer shall purchase from Seller all of the Shares. Subject to Section 2.5 hereof, the aggregate consideration for the Shares shall consist of cash in the amount of the Initial Purchase Price.

                  Section 2.2. Deliveries by Seller. At the Closing hereof, Seller shall deliver the following to Buyer:

                  (a) certificates for the Shares with appropriate stock powers attached and properly signed;

                  (b) the certificate contemplated by Article VIII hereof; and

                  (c) a duly executed receipt for the Initial Purchase Price.

                  Section 2.3. Deliveries by Buyer. At the Closing hereof, Buyer shall deliver to Seller:

                  (a) cash in the amount of the Initial Purchase Price, by wire transfer of immediately available funds to a bank account or bank accounts designated by Seller (or by such means as are otherwise agreed upon by Buyer and Seller); and

                  (b) the certificate contemplated by Article IX hereof.

\
                  Section 2.4. Time and Place of Closing. The Closing shall take place on the Closing Date at 9:00 A.M., Chicago time, at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois, 60601.

                  Section 2.5. Purchase Price Adjustment. (a) As soon as practicable, but in no event later than 65 days following the Closing Date, Seller shall prepare a combined balance sheet of the Company and the Subsidiaries including the notes thereto as of the close of business on the Closing Balance Sheet Date (the "Closing Balance Sheet"), a calculation of Working Capital based on the Closing Balance Sheet ("Closing Working Capital"), a calculation of Closing Cash based on the Closing Balance Sheet and a calculation of 1998 Average Working Capital. The Closing Balance Sheet shall be prepared in accordance with GAAP, using the same accounting principles, procedures, policies and methods that were employed in preparing the Financial Statements as set forth in Exhibit B and Closing Working Capital shall be calculated using the same accounting principles, procedures, policies and methods employed in calculating Monthly Working Capital for purposes of 1998 Average Working Capital. For purposes of the foregoing calculations, intercompany receivables, payables and loans of the type specified in Section
5.9 shall be eliminated as set forth in Section 5.9.

                  (b) During the preparation of the Closing Balance Sheet and the calculation of Closing Working Capital, Closing Cash and 1998 Average Working Capital (the "Closing Financial Data"), and the period of any dispute within the contemplation of this Section 2.5, Buyer shall cause the Company and each Subsidiary to (i) provide Seller and Seller's authorized representatives with full access to the books, records, facilities and employees of the Company and each Subsidiary, (ii) provide Seller, within 10 business days after the Closing Date, with normal month-end closing financial information for the period ending on the Closing Balance Sheet Date, and (iii) cooperate fully with Seller and Seller's authorized representatives, including by providing on a timely basis all information necessary or useful in preparing the Closing Financial Data.

                  (c) Seller shall deliver a copy of the Closing Financial Data to Buyer promptly after it has been prepared. After receipt of the Closing Financial Data, Buyer shall have 30 days to review the Closing Financial Data, together with the workpapers used in the preparation thereof. Buyer and its authorized representatives shall have full access to all relevant books and records and employees of Seller to the extent required to complete their review of the Closing Financial Data. Buyer may dispute items reflected in the calculation of Closing Working Capital, Closing Cash and 1998 Average Working Capital only on the basis that such amounts were not arrived at in conformity with GAAP. Unless Buyer delivers written notice to Seller on or prior to the 30th day after Buyer's receipt of the Closing Financial Data specifying in reasonable detail the amount, nature and basis of all disputed items, Buyer shall be deemed to have accepted and agreed to the calculation of Closing Working Capital, Closing Cash and 1998 Average Working Capital. If Buyer so notifies Seller of its objection to the calculation of Closing Working Capital, Closing Cash and 1998 Average Working Capital, Buyer and Seller shall, within 30 days (or such longer period as the parties may agree) following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If following resolution of any disputed amounts there do not remain in dispute amounts the aggregate net effect of which exceeds $1.0 million, then all amounts remaining in dispute shall be deemed to have been resolved in favor of the calculation of Closing Working Capital delivered by Seller to Buyer.

                  (d) If, at the conclusion of the Resolution Period, the aggregate net effect of all amounts remaining in dispute exceeds $1.0 million, then all amounts remaining in dispute shall be submitted to a firm of nationally recognized independent public accountants (the "Neutral Auditors") selected by Seller and Buyer within 10 days after the expiration of the Resolution Period. If Seller and Buyer are unable to agree on the Neutral Auditors, then each of Seller and Buyer shall have the right to request the American Arbitration Association to appoint the Neutral Auditors who shall not have had a material relationship with Seller, Buyer or any of their respective Affiliates within the past two years. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter, including customary indemnities. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne pro rata as between Seller on the one hand and Buyer on the other, in proportion to the allocation of the dollar amount of the amounts remaining in dispute between Seller and Buyer made by the Neutral Auditors such that the prevailing party pays the lesser proportion of the fees and expenses. The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Section 2.5 and the presentations by Seller and Buyer, and not by independent review, only those issues still in dispute and only as to whether such amounts were arrived at in conformity with GAAP. The Neutral Auditors' determination shall be made within 30 days of their selection, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive. If following resolution of any disputed amounts by the Neutral Auditors, the aggregate net effect of such resolved amounts is less than $1.0 million, then all amounts that were initially in dispute shall be deemed to have been resolved in favor of the calculation of Closing Working Capital, Closing Cash and 1998 Average Working Capital delivered by Seller to Buyer (without regard to the final determination by the Neutral Auditors). The term "Final 1998 Average Working Capital" shall mean the definitive 1998 Average Working Capital, the term "Final Closing Working Capital" shall mean the definitive Closing Working Capital and the term "Final Closing Cash" shall mean the definitive Closing Cash, respectively agreed to (or deemed to be agreed to) by Buyer and Seller in accordance with Section 2.5(c) hereof or the definitive Closing Date Financial Data ("Final Closing Date Financial Data") resulting from the determinations made by the Neutral Auditors in accordance with this Section 2.5(d) (in addition to those items theretofore agreed to by Seller and Buyer).

                  (e) The Initial Purchase Price shall be (i) (A) increased dollar for dollar to the extent the Final Closing Working Capital exceeds the Final 1998 Average Working Capital, or (B) decreased dollar for dollar to the extent the Final Closing Working Capital is less than the Final 1998 Average Working Capital and (ii) (A) increased dollar for dollar to the extent Final Closing Cash is greater than $0 and (B) decreased dollar for dollar to the extent Final Closing Cash is less than $0. Any adjustments to the Initial Purchase Price made pursuant to this Section 2.5(e) shall bear interest from the Closing Date through the date of payment at the rate of interest publicly announced by Citibank, N.A., in New York, New York, from time to time as its prime rate, from the Closing Date to the date of such payment. Any adjustments to the Initial Purchase Price made pursuant to this Section 2.5(e) shall be paid by wire transfer of immediately available funds to the account or accounts specified by Seller, if Seller is owed payment, or by Buyer, if Buyer is owed payment, within five business days after the Final Closing Working Capital is agreed to by Buyer and Seller or any remaining disputed items are ultimately determined by the Neutral Auditors.

                  Section 2.6. Retained Assets. Notwithstanding anything to the contrary herein, the Stock Purchase shall not include the Retained Assets, and each of the Company and/or the Subsidiaries, as applicable, shall grant, bargain, sell, assign, transfer, convey and set over to Seller or its designee as of the Closing all of its right, title and interest in the Retained Assets.

                  Section 2.7. Indemnification for UTA Retained Liabilities. Notwithstanding anything to the contrary herein, Seller shall remain liable for, and Seller agrees to indemnify and hold harmless Buyer and each of the other Buyer Indemnified Parties, in accordance with the provisions set forth in
Section 10.3, from and against, any and all Covered Liabilities incurred by or asserted against any Buyer Indemnified Party, whether or not a claim is asserted prior to the Closing Date (except as provided in Section 2.7(b) and 2.7(c) hereof), arising from or relating to:

                  (a) any Environmental Liability to the extent such liability arises out of or in connection with any act or omission that occurred, or condition that existed, relating to a discontinued operation which was discontinued as of the UTA Closing Date or assets no longer, as of the UTA Closing Date, used by UTA or any of the Subsidiaries in the conduct of the Motors Business;

                  (b) any Environmental Liabilities to the extent (i) such liability arises out of or in connection with any act or omission that occurred, or condition that existed, relating to an operating business of UTA, (including, without limitation, the Motors Business) and (ii) the UTA Seller has received actual notice of claim with respect to such Environmental Liability prior to the UTA Closing Date;

                  (c) any warranty (express or implied), recall or other corrective action liability (a "Warranty Liability") in respect of products of the Motors Business manufactured by UTA or any Subsidiary prior to March 16, 1999 and of which the UTA Seller has received actual notice of claim prior to March 16, 1999; provided that, to the extent that the Company continues to manufacture or sell such product after the Closing Date the Covered Liabilities shall be equitably allocated between the UTA Seller and the Company and provided, further, that the Company shall cooperate with Seller to mitigate damages; and

                  (d) except as set forth in Section 7.8(b), the Pre-Closing Transactions.

                  The liabilities set forth in Section 2.7(a) through Section 2.7(d) shall be referred to herein collectively as the "Retained Liabilities." Notwithstanding anything to the contrary herein, Seller also is not transferring, and any of Buyer, the Company or one or more of the Subsidiaries, as applicable, shall transfer and assign or otherwise make available the benefits of, (i) any rights of indemnification against or rights of contribution from third parties, including the right to enforcement thereof and any insurance, and (ii) any reserves, in each case with respect to the Retained Liabilities.

                  Section 2.8. Management of Environmental Claims. (a) Buyer agrees that the UTA Seller or UTC may, in the name of the Company and the Subsidiaries, but at the UTA Seller's and UTC's sole cost and expense, manage and control Environmental Liabilities that are included in Retained Liabilities.

                  (b) Cooperation. Buyer shall and shall cause the Company and the Subsidiaries to cooperate with Seller and the UTA Seller in the UTA Seller's discharge of its obligations with respect to the Retained Liabilities, including, without limitation, providing the UTA Seller or Seller with reasonable access to relevant records and officers, employees and consultants with knowledge of the matters at issue and executing such powers of attorney as the UTA Seller or Seller may reasonably request. Buyer shall inform the UTA Seller and Seller promptly of all significant developments concerning conditions or actions giving rise to or associated with claims for indemnification under
Section 2.7. Seller shall promptly upon receipt by Seller provide copies to Buyer of all notices, correspondence, draft reports and final reports related to any Environmental Liabilities that the UTA Seller or UTC elects to manage or control.

                  (c) Access. Seller, the UTA Seller and their respective representatives shall have the right, at reasonable times subsequent to Closing and upon reasonable prior notice, to enter the properties subject to Environmental Liabilities included in Retained Liabilities for the purpose of undertaking activities relating to its obligations pursuant to Section 2.7, so long as such entry or activity does not unreasonably interfere with the operations of the Motors Business. Seller and its representatives shall undertake any such activities in a manner designed to minimize any disruption, to the greatest extent reasonably possible, with the operations of the Motors Business.

                  (d) Buyer Control. If UTA Seller and UTC decline to manage and control any Environmental Liability that is included in Retained Liabilities after Buyer makes a written request (with a copy to Seller), Buyer shall manage and control any such Environmental Liability. Buyer shall promptly provide copies to Seller of all notices, correspondence, draft reports and final reports related to such matter. Buyer's activities to manage and control such Environmental Liability shall not limit or affect Seller's obligation to indemnify and hold harmless Buyer and the Company from and against any such Environmental Liability, including any of the limitations thereto, except for Buyer's negligence or willful misconduct in the management of such Environmental Liabilities.

                  Section 2.9.     Additional Retained Liability.

                  (a) Seller shall indemnify and hold Buyer harmless against any actual damages, loss or liability to Ford Motor Company ("Ford") arising directly from (i) claims set forth in the second and third paragraphs of the Ford Letter regarding Ford's assertion that UTA made unauthorized use of Ford tooling in manufacturing the door lock actuators and window lift motors described in the Ford Letter and (ii) other claims relating to the manufacture by the Motors Business of motors for sale in the after market using tooling that is also used to produce such motors for Ford (collectively, the "Claims"); provided, however, that any obligation by Seller under this Section 2.9 shall cease to accrue with respect to any products described in clause (i) or (ii) above manufactured and sold after the Closing Date.

                  (b) Buyer agrees that Seller and UTC may, in the name of the Company or any of its Subsidiaries subject to the Claims, but at Seller's or UTC's respective sole cost and expense, conduct and control any potential defense of the Claims, and any negotiations, compromise, settlement or other disposition of the Claims. Buyer agrees, and agrees to cause the Company and the Subsidiaries, to cooperate with Seller in Seller's discharge of its obligations pursuant to this Section 2.9 and with UTC in UTC's discharge of its obligations to Seller with respect to the Claims, and to provide Seller and UTC with access to all information, records and files with respect to, and employees with knowledge of, the matters at issue in the Claims and take any other actions reasonably requested by Seller or UTC with respect to the Claims. Buyer agrees promptly to inform Seller of any notices or other communications received by Buyer, the

Company or any of their respective Affiliates with respect to the Claims and, if in documentary form, promptly to forward such notices or communications to Seller at the address for notices to Seller set forth in Section 12.5 hereof, including to the facsimile number set forth therein.

                  (c) Buyer agrees that the purpose of this Section 2.9 is solely to allocate potential financial responsibility with respect to the Claims as between Buyer and Seller and is not intended, and shall not be deemed to constitute, an admission or concession of any liability by Seller, UTC, UTA or any of their Affiliates to Ford.


                                   ARTICLE III

                    Representations and Warranties of Seller
                    ----------------------------------------

                  Seller hereby represents and warrants to Buyer as follows:

                  Section 3.1. Incorporation; Authorization; Etc. (a) Each of the Company and the Subsidiaries is duly organized and validly existing and, with respect to those corporations organized under the laws of one of the states of the United States of America (a "U.S. Corporation"), in good standing, under the laws of the jurisdiction of its organization. Each of the Company and the Subsidiaries (i) has all requisite corporate power and authority to own its properties and assets (which includes the Motors Americas Assets) and to carry on its business as it is now being conducted (which includes the Motors Business); and (ii) is in good standing (with respect to U.S. Corporations) and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business, would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition (collectively, the "Business Condition") of the Motors Business. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own the Shares.

                  (b) Seller has full corporate power to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Seller, its Board of Directors and stockholders. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of Seller's or the Company's Certificate of Incorporation or By-laws,
(ii) violate any provision of any Subsidiary's charter or by-laws or similar organizational instrument, (iii) except as disclosed on Schedule 3.1(b) hereto, violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Lien upon any of the Shares or any of the Company's or any of the Subsidiaries' assets or properties pursuant to, any Lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Seller, the Company or any of the Subsidiaries is a party or by which any of them is bound, or (iv) except as listed on Schedule 3.1(b) hereto, violate or conflict with any provision of law, order, judgment or ruling of any governmental authority or any other restriction of any kind or character to which Seller, the Company or any of the Subsidiaries is subject, that, in the case of either of clauses (iii) and (iv), would, individually or in the aggregate, have a material adverse effect on the Business Condition of the Motors Business or prevent the Stock Purchase. This Agreement has been duly executed and delivered by Seller, and, assuming the due execution hereof by Buyer, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity).

                  (c) Upon consummation of the Stock Purchase at the Closing, as contemplated by this Agreement, Seller will deliver to Buyer good title to the Shares free and clear of any Liens.

                  Section 3.2. Capitalization; Structure. The authorized capital stock of the Company consists of 1000 shares of common stock, par value $.01 per share, 100 of which shares are outstanding. All of the Shares are validly issued, fully paid and nonassessable and as of the Closing Date shall be owned by Seller free and clear of any Liens. Except as set forth on

Schedule 3.2 hereto and except for directors' qualifying shares and other nominal share interests issued to third parties to comply with requirements of law, all of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries have been validly issued and are fully paid and nonassessable and as of the Closing Date, shall be owned directly or indirectly by the Company free and clear of any Liens. Except as disclosed on Schedule 3.2, there are no outstanding options, warrants or other rights of any kind to acquire, or obligations to issue, shares of capital stock of any class of, or other equity interests in, (i) the Company or any of the Subsidiaries that will at the Closing be directly or indirectly wholly owned by the Company or (ii) any other Subsidiary which have been issued, granted or entered into by the Company or any of the Subsidiaries, respectively, in the case of any such other Subsidiary.

                  Section 3.3. Financial Statements. Seller has delivered to Buyer the unaudited combined balance sheets of the Motors Business as of December 31, 1998, and the related unaudited combined statements of operations, and statements of cash flows for the year ended December 31, 1998, attached hereto as Exhibit B (collectively the "Financial Statements"). The Financial Statements present fairly in all material respects the combined financial position, results of operations and cash flows of the Motors Business, for the period or as of the date set forth therein, and, except that such Financial Statements do not include notes, were prepared in conformity with GAAP.

                  Section 3.4. Undisclosed Liabilities. Except as disclosed in
Schedule 3.4 hereto, and except to the extent reflected, reserved against or otherwise disclosed in the Financial Statements, none of the Company, UTA or any Subsidiary has, at the date hereof, any liabilities or obligations relating to the Motors Business that would be required to be reflected on a combined balance sheet prepared in conformity with GAAP, except for liabilities or obligations arising in the ordinary course of business since December 31, 1998 or which do not have a material adverse effect on the Business Condition of the Motors Business.

                  Section 3.5. Absence of Certain Changes. Except as disclosed in Schedule 3.5 hereto, since December 31, 1998: (a) there has been no material adverse change in the Business Condition of the Motors Business except for any change resulting from general economic, financial or market conditions and for any change resulting from conditions or circumstances generally affecting the industry in which the Motors Business operates and (b) with respect to the Motors Business, there has been no physical damage, destruction or loss that would have a material adverse effect on the Business Condition of the Motors Business.

                  Section 3.6. Properties and Necessary Assets. With the exception of properties disposed of since the date of the Balance Sheet and except as set forth on Schedule 3.6 hereto, UTA or one of the Subsidiaries has, and at the Closing the Company will directly or indirectly have, good and marketable title to all properties used in the Motors Business (including, without limitation, the Real Property), or holds, or will hold, such properties by valid and existing lease or license, free and clear of all Liens except Permitted Liens. All personal property in active use by the Motors Business is in good working order, ordinary wear and tear excepted, except to the extent that any failure would not have a material adverse effect on the Business Condition of the Motors Business. The Gate Companies, the Motors Americas Assets, the Motors Business joint venture interests to be held directly or indirectly by the Buyer upon Closing, the Interim Services Agreement and the Technology License Agreement provide Buyer with all of the assets and contractual rights necessary to operate the Motors Business as currently conducted in all material respects.

                  Section 3.7. Litigation; Orders. Except as disclosed on
Schedule 3.7 hereto, there are no lawsuits, actions, administrative or arbitration or other proceedings or governmental investigations pending or, to Seller's knowledge, threatened against any of the Company, UTA or any of the Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Business Condition of the Motors Business. Except as disclosed on Schedule 3.7 hereto, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against the Company, UTA or any of the Subsidiaries or any of their respective properties or businesses that would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Business Condition of the Motors Business or that would prohibit the Stock Purchase.

                  Section 3.8. Intellectual Property. Except as set forth on
Schedule 3.8 hereto, UTA and the Subsidiaries, and at the Closing the Company will directly or indirectly, own, possess or license the Motors Intellectual Property that is presently employed or licensed by them in connection with the Motors Business, and material to the Motors Business, except where the failure to own or possess such Motors Intellectual Property would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Business Condition of the Motors Business. Except as set forth on Schedule 3.8 hereto, to Seller's knowledge, there are no existing material claims of any third party based on the use by, or challenging the ownership of, the Company, UTA or any of the Subsidiaries of any of the Motors Intellectual Property that would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Business Condition of the Motors Business.

                  Section 3.9. Labor Matters. Schedule 3.9 hereto sets forth all material agreements with labor unions or associations representing employees of the Motors Business. No material work stoppage against the Company, UTA or any of the Subsidiaries is pending or, to Seller's knowledge, threatened. None of the Company, UTA or the Subsidiaries is involved in or, to Seller's knowledge, threatened with any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of the Motors Business (excluding routine workers' compensation claims) that would reasonably be expected to have a material adverse effect on the Business Condition of the Motors Business.

                  Section 3.10. Compliance with Laws. Except as set forth in
Schedule 3.10 hereto, the conduct of the business of each of the Company, UTA and the Subsidiaries substantially complies with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, except for violations or failures so to comply, if any, that, individually or in the aggregate, are not reasonably expected to have a material adverse effect on the Business Condition of the Motors Business.

                  Section 3.11. Insurance. With respect to the Motors
Business, each of UTA and the Subsidiaries is covered by valid and currently effective insurance policies issued in favor of UTC, the UTA Seller and/or Seller, UTA or a Subsidiary that, in the judgment of the UTA Seller, are customary for subsidiaries and affiliates of companies of similar size and business as UTC or in the judgment of Seller are customary for subsidiaries and affiliates of companies of similar size and business as Seller.

                  Section 3.12. Scheduled Contracts. Except as set forth or described on Schedule 3.12 hereto, none of the Company, UTA or any of the Subsidiaries is a party to any of the following relating to the Motors Business
(a) material joint venture or similar contract or agreement; (b) contract that is material to the Motors Business which is terminable by the other party thereto upon a change of control of UTA; (c) material supply arrangements with any material original equipment manufacturer in the automotive industry; or (d) other contract, agreement or arrangement, entered into other than in the ordinary course of business, involving an estimated total future payment or payments in excess of $1 million. The contracts required to be so listed on
Schedule 3.12 are referred to herein as "Scheduled Contracts." With respect to all such Scheduled Contracts, except as set forth on Schedule 3.12 hereto, none of the Company, UTA or the Subsidiaries nor, to Seller's knowledge, any other party to any such Scheduled Contract is, as of the date hereof, in material breach thereof or material default thereunder and there does not exist under any provision thereof, to Seller's knowledge, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for such breaches, defaults and events as to which requisite waivers or consents have been or are obtained or which would not, individually or in the aggregate, have a material adverse effect on the Business Condition of the Motors Business. Schedule 3.12(a) hereto lists, as of the date hereof, all notes, mortgages, indentures, guarantees and other obligations and agreements and other instruments for or relating to any lending or borrowing (including assumed debt) of $1 million or more effected by the Company, UTA or any of the Subsidiaries to which any properties or assets of any of the foregoing are subject. Schedule 3.12(b) hereto lists, as of the date or dates indicated on such Schedule, all material contracts, agreements, licenses and leases between the Company, UTA or the Subsidiaries, on the one hand, and UTC, Affiliates of UTC, Seller or the Continuing Affiliates, on the other hand.

                  Section 3.13. Licenses, Approvals, Other Authorizations, Consents, Reports, Etc. Except as set forth in Schedule 3.13 hereto, UTA or the Subsidiaries possess or have been granted, and at the Closing the Company will possess or have been granted, all governmental licenses, permits, franchises and other authorizations of any federal, state, local or foreign governmental authority in connection with the operation of the Motors Business, in each case material to the Motors Business (the "Licenses"). Except as noted on Schedule
3.13 hereto, all such Licenses are in full force and effect except for those whose failure to be in full force and effect would not reasonably be expected to have a material adverse effect on the Business Condition of the Motors Business. Except as noted on Schedule 3.13 hereto, as of the date hereof no proceeding is pending or, to Seller's knowledge, threatened seeking the revocation or limitation of any License the revocation or limitation of which would reasonably be expected to have a material adverse effect on the Business Condition of the Motors Business.

                  (b) Schedule 3.13 hereto contains a list of all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained by any of Seller, the Company, UTA or any of the Subsidiaries with, to or from any persons or governmental authorities in connection with the consummation of the Stock Purchase, except for those (i) that become applicable solely as a result of the specific regulatory status of Buyer or its Affiliates, or (ii) the failure to make, file, give or obtain which would not, individually or in the aggregate, have a material adverse effect on the Business Condition of the Motors Business or the ability of Seller to consummate the Stock Purchase.

                  Section 3.14. Environmental Matters. Except as set forth on
Schedule 3.14 hereto, to Seller's knowledge, (a) neither the conduct nor operation of the Motors Business, nor any condition of any real property presently owned, leased or operated by Seller, UTA or the Subsidiaries relating to the Motors Business, violates any Environmental Laws, and (b) neither Seller, the Subsidiaries, the UTA Seller nor UTA has received any written notice from any Person stating that the operation or condition of any real property presently owned, leased or operated in connection with the Motors Business is in violation of any Environmental Law except, in each case, for such violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business Condition of the Motors Business. The term "Environmental Law" shall mean all applicable local, state and federal laws regulating Hazardous Materials, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act and the Federal Clean Air Act, each as amended, and the regulations promulgated thereunder.

                  Section 3.15. Brokers, Finders, Etc. Neither Seller nor the Company has employed, or is subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

                  Section 3.16. Schedules and Exhibits. Disclosure of any fact or item in any Schedule or Exhibit hereto referenced by a particular paragraph or Section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or Section, be deemed to be disclosed with respect to that other paragraph or Section whether or not an explicit cross-reference appears.

                  Section 3.17. No Implied Representations. Notwithstanding anything contained in this Article III or any other provision of this Agreement, it is the explicit intent of each party hereto that Seller is making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including, but not limited to, any implied warranty or representation as to the value, condition, merchantability or suitability as to any of the properties or assets of the Motors Business and it is understood that Buyer takes the business of the Company and the Subsidiaries as is and where is. In furtherance and not in limitation of the foregoing, it is expressly understood by each party hereto that any cost estimates, projections or other predictions contained or referred to in the Schedules hereto or in the offering materials that have been provided to Buyer are not and shall not be deemed to be representations or warranties of Seller.

                  Section 3.18. Supplemental Schedules. Seller may supplement any of the Schedules hereto and deliver such Schedules (as so supplemented, the "Supplemental Schedules") on or prior to the UTA Closing Date. Such Supplemental Schedules shall not be considered in determining whether the condition set forth in Section 8.1 with respect to representation and warranties has been met; provided, however, that in determining whether there is a breach of any representation or warranty of Seller contained in Sections 3.1 through 3.18 hereof for purposes of the indemnification to be provided by Seller pursuant to
Section 10.3 hereof, such representation or warranty shall be qualified by the Supplemental Schedules.

                                   ARTICLE IV

                     Representations and Warranties of Buyer
                     ---------------------------------------

                  Buyer hereby represents and warrants to Seller as follows:

                  Section 4.1. Incorporation; Authorization; Etc. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Bermuda and its capital stock is listed on the Hong Kong Stock Exchange. Buyer has full corporate power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of Buyer's obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings or actions on the part of Buyer, its Board of Directors or stockholders are necessary therefor. The execution, delivery and performance of this Agreement will not (a) violate any provision of the charter or by-laws or similar organizational instrument of Buyer or any of its Affiliates, (b) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Lien upon any of Buyer's or any of its Affiliates' assets or properties pursuant to, any Lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Buyer or any of its Affiliates is a party or by which Buyer or any of its Affiliates is bound, or (c) violate or conflict with any other material restriction of any kind or character to which Buyer or any of its Affiliates is subject, that, in the case of clauses (b) and (c), would, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the Stock Purchase. This Agreement has been duly executed and delivered by Buyer, and, assuming the due execution hereof by Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity).

                  Section 4.2. Brokers, Finders, Etc. Except for the services of Merrill Lynch (Asia Pacific) Limited ("ML") Buyer has not employed, and is not subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from Seller or any of its Affiliates in connection with such transactions. Buyer is solely responsible for any payment, fee or commission that may be due to ML in connection with the transactions contemplated hereby.

                  Section 4.3. Approvals, Other Authorizations, Consents, Reports, Etc. Schedule 4.3 hereto contains a list of all registrations, filings, applications, notices, consents, approvals, orders, qualifications or waivers required to be made, filed, given or obtained by Buyer or any of its Affiliates with, to or from any Persons or governmental authorities or private agencies in connection with the consummation of the Stock Purchase except for those (a) that become applicable solely as a result of the specific regulatory status of Seller, UTA, UTA Seller, the Company or the Subsidiaries or (b) the failure to make, file, give or obtain which would not, individually or in the aggregate, have a material adverse effect on the Business Condition of Buyer or of Buyer and its subsidiaries, taken as a whole, or on the ability of the Buyer to consummate the Stock Purchase.

                  Section 4.4. Acquisition of Shares for Investment. Buyer is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Shares. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act, and without compliance with foreign securities laws, in each case, to the extent applicable.

                  Section 4.5. Financial Capability. Buyer has immediately available cash and available unused lines of credit in the amount of the Initial Purchase Price and Buyer will have available as of the Closing Date (either from its immediately available cash or from such lines of credit, or a combination thereof) funds sufficient to pay the Initial Purchase Price. Buyer, based on conditions that are now prevailing, knows of no present circumstance or condition that would prevent the availability at the Closing of the requisite financing to consummate the transactions contemplated by this Agreement on the terms set forth herein.

                                    ARTICLE V

                          Covenants of Seller and Buyer
                          -----------------------------

                  Section 5.1. Investigation of Business; Access to Properties and Records. (a) After the date hereof and subject to applicable law, Seller shall use its best efforts to cause the UTA Seller, UTA and the Subsidiaries to afford to representatives and agents of Buyer reasonable access to the offices, plants, properties, books and records of UTA and the Subsidiaries relating to the Motors Business during normal business hours, in order that Buyer may have full opportunity to make such investigations as it desires of the affairs of UTA and the Subsidiaries; provided, however, that such investigation shall not unreasonably disrupt the personnel and operations of any of the UTA Seller, UTA or any of the Subsidiaries. All requests for access to the offices, plants, properties, books, and records relating to the Motors Business shall be made to such representatives of Seller as Seller shall designate in writing to Buyer (the "Seller Representatives"), which the Seller Representatives shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further understood and agreed that neither Buyer nor its representatives shall contact any of the employees, customers or suppliers of Seller, the UTA Seller, UTA or the Subsidiaries, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of the Seller Representatives.

                  (b) Any information provided to Buyer or its representatives pursuant to this Agreement shall be held by Buyer and its representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement dated March 25, 1999 by and between Seller and Buyer, which is hereby incorporated in this Agreement as though fully set forth herein. At the time of the Closing, such Confidentiality Agreement shall terminate and be of no further force or effect. Following the Closing, Seller shall hold in confidence all knowledge and information of a secret or confidential nature with respect to the Motors Business and shall not disclose or publish the same without the prior written consent of Buyer except as otherwise required by law.

                  (c) Buyer agrees to (i) hold all of the books and records of the Company and the Subsidiaries existing on the Closing Date and not to destroy or dispose of any thereof for a period of 10 years from the Closing Date or such longer time as may be required by law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least 65 days prior to such destruction or disposition to surrender them to Seller and (ii) following the Closing Date to afford Seller and UTA Seller and their respective accountants and legal counsel, during normal business hours, upon reasonable request, at any time, full access to such books, records and other data and to the employees of the Company and any of the Subsidiaries to the extent that such access may be requested for any legitimate purpose at no cost to Seller or UTA Seller (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall limit any of Seller's rights of discovery. Buyer shall have the same rights, and Seller the same obligations, as are set forth above in this Section 5.1(c) with respect to any non-privileged records of Seller pertaining to the Company and any of the Subsidiaries that are retained by Seller, with the exception of Returns relating to Taxes that, pursuant to
Article VII, are not the responsibility of Buyer.

                  Section 5.2. Reasonable Efforts; Obtaining Consents. (a) Subject to the terms and conditions herein provided, Seller and Buyer each agree to use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing, including using its reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts, (ii) to obtain all consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign law or regulation, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (iv) to effect all necessary registrations and filings including, but not limited to, filings and submissions of information requested or required by any domestic or foreign government or governmental or multinational authority, including, without limitation, the Antitrust Division of the United States Department of Justice, the Federal Trade Commission, any State Attorney General, the European Commission or the relevant competition commission or similar body in any relevant European country ("Governmental Antitrust Authority"), and (v) to fulfill all conditions to this Agreement. Seller and Buyer further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use their respective reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be. In no event, however, shall Buyer, Seller or any Continuing Affiliate be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any person in connection with its obligations under this Section 5.2.

                  (b) In furtherance and not in limitation of the foregoing, Buyer shall use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any antitrust, competition or trade regulatory laws of any domestic or foreign government or governmental authority or any multinational authority, or any regulations issued thereunder ("Antitrust Laws"). Without limiting the generality of the foregoing, Buyer shall use all reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent, or delay the consummation of the transactions contemplated hereby, including, without limitation, defending through litigation on the merits and through any available appeals any claim asserted in any court by any party. Notwithstanding the foregoing, however, neither Buyer, Seller nor any Continuing Affiliate shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Motors Business or the Automotive Business, respectively, or any portion thereof, or any of their other assets or businesses.

                  (c) Seller and Buyer shall keep the other party apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining the requisite approvals, consents or orders of any Governmental Antitrust Authority, including, without limitation: (i) cooperating with the other party in connection with filings under the HSR Act, the Italian Act or any other Antitrust Laws, including, with respect to the party making a filing, (A) providing copies of all such documents to the non-filing party and its advisors prior to filing (other than documents containing confidential business information that shall be shared only with outside counsel to the non-filing party), and (B) if requested, to accept all reasonable additions, deletions or changes suggested in connection with any such filing; (ii) furnishing to each other all information required for any application or other filing to be made pursuant to the HSR Act, the Italian Act or any other Antitrust Laws in connection with the transactions contemplated by this Agreement; (iii) promptly notifying the other of, and if in writing furnishing the other with copies of, any communications from or with any Governmental Antitrust Authority with respect to the transactions contemplated by this Agreement; (iv) permitting the other party to review in advance and considering in good faith the views of one another in connection with any proposed communication with any Governmental Antitrust Authority in connection with proceedings under or relating to the HSR Act, the Italian Act or any other Antitrust Laws; (v) not agreeing to participate in any meeting or discussion with any Governmental Antitrust Authority in connection with proceedings under or relating to the HSR Act, the Italian Act or any other Antitrust Laws unless it consults with the other party in advance, and, to the extent permitted by such Governmental Antitrust Authority, gives the other party the opportunity to attend and participate thereat; and (vi) consulting and cooperating with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act, the Italian Act or any other Antitrust Laws. If either party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Antitrust Authority with respect to the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as practicable and after consultation with the other party, an appropriate response in compliance with such request. Buyer will advise Seller promptly in respect of any understandings, undertakings or agreements (oral or written) which Buyer proposes to make or enter into with any Governmental Antitrust Authority in connection with the transactions contemplated hereby.

                  Section 5.3. Further Assurances. Seller and Buyer agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement and the transactions contemplated thereby, including, without limitation, taking or causing the taking of all such actions and the making, execution and delivery, of any and all documents, instruments and certificates, in such form and with such terms as Seller may reasonably request to effect the assignment of the Historical Risk Management Programs.

                  Section 5.4. Conduct of Business. From the date hereof through the Closing, except as disclosed on Schedule 5.4 hereto or otherwise provided for in, or contemplated by, this Agreement, except for actions in connection with the Pre-Closing Transactions, and except as consented to or approved by Buyer in writing, (i) Seller shall enforce, and not waive, any provision of
Section 5.4 of the UTA Stock Purchase Agreement to the extent any such provision relates to the Motors Business and (ii) Seller covenants and agrees, with respect to the Company only prior to the UTA Closing and with respect to the Company, UTA and the Subsidiaries after the UTA Closing, that:

                  (a) each of the Company, UTA and the Subsidiaries shall operate the Motors Business in the ordinary and usual course in all material respects in accordance with past practices;

                  (b) none of the Company or any of the Subsidiaries shall issue, sell or agree to issue or sell (i) any shares of its capital stock, or
(ii) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock;

                  (c) none of the Company or any of the Subsidiaries shall amend its certificate of incorporation or by-laws (or other charter documents) other than to change its name;

                  (d) except in the ordinary course of business or as required by law or by contractual obligations or other understandings or arrangements existing on the date hereof or as a result of an action applicable to a broad group of other similarly situated employees of UTC prior to the UTA Closing and Seller thereafter, none of the Company, UTA or any of the Subsidiaries shall (i) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit to any such director, officer or employee, whether past or present; (iii) enter into any new employment, severance, consulting, or other compensation agreement with any director, officer or employee; or (iv) commit itself to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement or amend or commit itself to amend any of such plans, funds or similar arrangements in existence on the date hereof;

                  (e) except in the ordinary course of business or as otherwise provided for in or contemplated by this Agreement, none of the Company, UTA or any of the Subsidiaries shall (i) sell, transfer or otherwise dispose of any of its assets (including the Real Property) relating to the Motors Business, (ii) create any new Lien on its properties or assets (including the Real Property) relating to the Motors Business (other than Permitted Liens), (iii) enter into any joint venture, partnership or other similar arrangement relating to the Motors Business or form any other new material arrangement for the conduct of the Motors Business, (iv) incur any indebtedness for borrowed money of the Company or any of the Subsidiaries in excess of $10 million in the aggregate that would be outstanding immediately subsequent to the Closing or (v) purchase any material assets or securities of any person to be included in the Motors Business;

                  (f) none of the Company or the Subsidiaries shall enter into binding commitments to make capital expenditures after the Closing in an aggregate amount exceeding $3.5 million;

                  (g) none of the Company or the Subsidiaries nor, with respect to Tax liabilities of the Motors Business, Seller or its Subsidiaries shall settle any material Tax audit, make or change any material Tax election or file any amended Return amending a Return in any material respect; and

                  (h) none of the Company, UTA or the Subsidiaries shall agree to take any action prohibited by this Section 5.4.

                  Notwithstanding the provisions of this Section 5.4, nothing in this Agreement shall be construed or interpreted to prevent any of the Company, UTA or the Subsidiaries from (i) paying or making regular or special dividends or other distributions consisting of Cash, or the shares of, or other interests in, entities not included in the Motors Business, (ii) making or accepting inter-company or intra-company advances to, from or with one another or with Seller or any of its Affiliates or the UTA Seller or any of its Affiliates, or
(iii) engaging in any
transaction incident to the normal cash management procedures of Seller and its Affiliates or the UTA Seller or any of its Affiliates.

                  Section 5.5. Preservation of Business. Subject to the terms and conditions of this Agreement, Seller shall, and shall cause the Company, and after the UTA Closing, UTA and the Subsidiaries to, use all reasonable efforts to preserve the Motors Business intact, to keep available to the Company, the Subsidiaries and Buyer the services of the employees of the Motors Business, to preserve its relationship with customers and others having business relations with the Motors Business, in each case in all material respects. Seller shall enforce, and not waive, any provision of Section 5.5 of the UTA Stock Purchase Agreement to the extent any such provision relates to the Motors Business.

                  Section 5.6. Public Announcements. Except as may otherwise be required by applicable law, prior to the Closing, Seller and Buyer will consult with each other before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making, or permitting any agent or Affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby.

                  Section 5.7. Non-Solicitation. If this Agreement is terminated, Buyer will not, for a period of three years thereafter, without the prior written approval of Seller, directly or indirectly, solicit, encourage, entice or induce any person who is an employee of the Motors Business at the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with the Motors Business. Buyer agrees that any remedy at law for any breach by it of this Section 5.7 would be inadequate, and Seller would be entitled to injunctive relief in such a case. If it is ever held that the restriction placed on Buyer by this Section 5.7 is too onerous and is not necessary for the protection of Seller, Buyer agrees that any court of competent jurisdiction may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect Seller.

                  Section 5.8. Guarantees. Buyer shall use all reasonable efforts to cause itself or one or more of its Affiliates or, with respect to the Guaranteed Bonds, equivalent insurers, to be substituted in all respects for the UTA Seller, its Affiliates, Seller or any Continuing Affiliate, or, with respect to the Guaranteed Bonds, the issuer thereof, effective as of the Closing, in respect of all obligations of the UTA Seller, its Affiliates, Seller and any Continuing Affiliate under each of the guarantees, letters of credit, letters of comfort and similar arrangements obtained or provided by the UTA Seller, its Affiliates, Seller or any of the Continuing Affiliates for the benefit of any of the Company, UTA or any of the Subsidiaries which guarantees, letters of credit and letters of comfort and similar arrangements are set forth in Schedule 5.8 hereto and which shall include additions, replacements, deletions and substitutions thereof consistent with current levels from the date hereof until the Closing Date (the "Guarantees"). If Buyer is unable to effect such a substitution with respect to any Guarantee after using its reasonable efforts to do so, Buyer shall obtain letters of credit, on terms and from financial institutions reasonably satisfactory to Seller, with respect to the obligations covered by each of the Guarantees for which Buyer does not effect such substitution. As a result of the substitution contemplated by the first sentence of this Section
5.8 and/or the letter or letters of credit contemplated by the second sentence of this Section 5.8, the UTA Seller, its Affiliates, Seller and the Continuing Affiliates shall from and after the Closing cease to have any obligation whatsoever arising from or in connection with the Guarantees except for obligations, if any, for which the UTA Seller, its Affiliates, Seller or the appropriate Continuing Affiliate will be fully indemnified pursuant to a letter of credit obtained by Buyer.

                  Section 5.9. Intercompany Accounts. Immediately prior to the Closing, all intercompany receivables or payables and loans then existing between Seller or any of the Continuing Affiliates, on the one hand, and any of the Company or the Subsidiaries, on the other hand, shall be settled by way of capital contribution or repayment (with respect to intercompany payables or loans due to Seller or any Continuing Affiliate) or by way of dividend in kind (with respect to receivables of the Company or the Subsidiaries owed by Sellers or any Continuing Affiliate). As of the Closing, there shall be no intercompany receivables or payables or loans then existing between Seller or any of the Continuing Affiliates or any Affiliates of UTC, on the one hand, and any of the Company or the Subsidiaries, on the other hand, and the Balance Sheets has been prepared and the Closing Financial Data prepared pursuant to Section 2.5(a) hereof shall be prepared, accordingly.

                  Section 5.10. Corporate Names. (a) Buyer acknowledges that, from and after the Closing Date, (i) the UTA Seller and its Affiliates have the absolute and exclusive proprietary right to all names, marks, trade names and trademarks (collectively, "Names") incorporating "United Technologies" or "UT," by itself or in combination with any other Name, including, without limitation, the corporate design logo associated with "United Technologies," and (ii) Seller and the Continuing Affiliates have the absolute and exclusive proprietary right to all Names incorporating "Lear," by itself or in combination with any other Name, including, without limitation, the corporate design logo associated with Seller and that, with respect to clauses (i) and (ii), none of the rights thereto or goodwill represented thereby or pertaining thereto are being transferred hereby or in connection herewith. Buyer agrees that from and after the Closing Date it will not, nor will it permit any of its Affiliates to, use any Name, phrase or logo incorporating "United Technologies", "UT" or "Lear" or any such corporate design logo in or on any of its literature, sales materials or products or otherwise in connection with the sale of any products or services; provided, however, that Buyer may continue to use any printed literature, sales materials, purchase orders and sales or lease agreements, and sell any products, that are included in the inventories of the Motors Business on the Closing Date and that bear a Name, phrase or logo incorporating "United Technologies", "UT" or "Lear" or any such corporate design logo until the supplies thereof existing on the Closing Date have been exhausted, but in any event for not longer than 90 days from the UTA Closing Date, except as set forth below. With respect to the printed purchase orders and sale or lease agreements referred to in the preceding sentence, from and after the Closing Date Buyer shall sticker or otherwise mark such documents as necessary in order to indicate clearly that neither the UTA Seller, its Affiliates, Seller nor any of its Continuing Affiliates is a party to such documents. From and after the expiration of such 90 day period, Buyer shall: cease to use any such literature and sales materials; delete or cover (as by stickering) any such Name, phrase or logo from any item included in the inventories of the Motors Business that bears any such Name, phrase or logo; and take such other actions as may be necessary or advisable to clearly and prominently indicate that neither Buyer, the Company nor any of their respective Affiliates is affiliated with the UTA Seller, any of its Affiliates, Seller or any of the Continuing Affiliates.

                  (b) On or prior to the Closing Date, Seller shall file an amended certificate of incorporation for the Company changing, effective as of the Closing Date, the name of such company to a name designated by the Buyer which does not contain "Lear," "United Technologies" or "UT." As promptly as practicable after the Closing Date, but in any event within 90 days thereafter, Buyer shall change or shall cause the relevant Affiliate of Buyer to change the name of any of the other Subsidiaries that includes the name "Lear," "United Technologies" or "UT" to a corporate or entity name that does not include the name "Lear," "United Technologies" or "UT."

                  Section 5.11. Additional Agreements. At the Closing, the parties thereto shall execute and deliver the Technology License Agreement, the Interim Services Agreement and any instruments of transfer, assignment or conveyance necessary or desirable to consummate the transactions contemplated by this Agreement.

                  Section 5.12. Certain Insurance Matters. The interest, if any, of the Company, UTA and the Subsidiaries as insureds under or beneficiaries or in any other capacity of Historical Risk Management Programs shall terminate effective as of (i) the UTA Closing Date for UTA and the Subsidiaries and (ii) the Closing Date for the Company, except for any insurance proceeds payable in respect of any physical damage, destruction or loss occurring prior to the Closing. Except for any such insurance proceeds, on or prior to the Closing Date, any and all rights, title and interests of the Company, UTA and the Subsidiaries, if any, to or under the Historical Risk Management Programs as insureds or beneficiaries or in any other capacity, including rights, title and interests to proceeds payable by such Historical Risk Management Programs and the rights, if any, to the Settlement Payments, shall be unconditionally and irrevocably assigned (i) to UTC with respect to UTA and the Subsidiaries for periods prior to the UTA Closing Date and (ii) to Seller in all other cases, in each case effective as of the Closing Date.

                  (b) Buyer hereby agrees to assume responsibility to pay or to cause the Company and the Subsidiaries to pay, or at Seller's option, promptly reimburse Seller for, and indemnify Seller and the Continuing Affiliates against, any and all charges incurred by or assessed against Seller or a Continuing Affiliate arising out of or related to the Company's, UTA's and the Subsidiaries' rights, title and interests in or under the Historical Risk Management Programs prior to the assignment to UTC or Seller pursuant to Section 5.12(a) including, without limitation, charges for premiums, including retrospective premiums adjustments, expenses, taxes, claims handling fees and expenses, letters of credit and other security instruments required by insurers, broker fees and expenses, defense or expense costs, deductibles, settlement payments, the satisfaction of any judgments arising out of any claims or occurrences and any other like charges, costs and expenses, including any such charges, costs and expenses relating to any insurance proceeds payable in respect of any physical damage, destruction or loss occurring prior to the Closing.

                  (c) Buyer agrees that UTC and Seller may, in the name of the Company and the Subsidiaries, but at UTC's or Seller's sole cost and expense, pursue any action necessary or desirable to enforce any settlement agreements and that Buyer will and will cause the Company and the Subsidiaries to cooperate with UTC and Seller, at UTC's or Seller's expense, in any such actions including, but not limited to, allowing UTC or Seller to prosecute such actions in the name of the Company and the Subsidiaries and the Buyer.

                  Section 5.13. Performance of Company Obligations. Buyer agrees from and after the Closing Date to cause the Company and the Subsidiaries to perform and fulfill all of their respective obligations and commitments whether existing as of the Closing Date or arising or incurred thereafter.

                  Section 5.14. Pre-Closing Transactions. Prior to the Closing Seller and its Affiliates shall consummate the Pre-Closing Transactions.

                                   ARTICLE VI

                                Employee Benefits
                                -----------------

                  Section 6.1. Employee Benefit Plans. (a) Schedule 6.1(a) hereto lists all material compensation and benefit plans, contracts and arrangements maintained by, sponsored or participated in by UTA or the Subsidiaries relating to the Motors Business (other than routine administrative procedures or government-required programs) in effect as of the date hereof including, without limitation, all pension, profit-sharing, savings and thrift, bonus, incentive or deferred compensation, severance pay and medical and life insurance plans in which any current or former Motors Business Employees participate (collectively, "Employee Benefit Plans"). Schedule 6.1(a) hereto sets forth each Employee Benefit Plan which is solely sponsored or maintained by UTA or one of the Subsidiaries relating to the Motors Business (a "Company Plan").

                  (b) Except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Business Condition of the Motors Business, all Employee Benefit Plans in which the Motors Business Employees in the United States ("U.S. Company Employees") participate ("U.S. Employee Benefit Plans") and which are "employee benefit plans," as defined in
Section 3(3) of ERISA, in all material respects are in compliance with and have been administered in accordance with its terms and in compliance with all applicable requirements of law, including, but not limited to, the Code and ERISA, and all contributions required to be made to each such plan by or on behalf of the Company or the Subsidiaries under the terms of such plan, ERISA or the Code prior to the date hereof and the Closing Date have been or will be, as the case may be, made or accrued.

                  (c) Except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Business Condition of the Motors Business, the Company and the Subsidiaries have performed all material obligations required to be performed by them under, and are not in default under or in violation of, the terms of any of the U.S. Employee Benefit Plans. Except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Business Condition of the Motors Business, neither the Company nor the Subsidiaries nor any other "disqualified person" (as such term is defined in Section 4975 of the Code) has engaged in any "prohibited transaction" (as such term is defined in Section 4975 of the Code), which would reasonably be expected to subject any Company Plan (or its related trust), of the Company or any of the Subsidiaries or any officer, director or employee of the Company or any of the Subsidiaries to the tax or penalty imposed under Section 4975 of the Code. Except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Business Condition of the Motors Business, none of the Company or the Subsidiaries has incurred any material liability under Title IV of ERISA which has not been satisfied in full, no event has occurred and no condition exists that would reasonably be expected to result in the Company or any of the Subsidiaries incurring a material liability under Title IV of ERISA, and no U.S. Employee Benefit Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has incurred an

"accumulated funding deficiency" as defined in Section 412 of the Code or
Section 302 of ERISA.

                  (d) None of the Company or the Subsidiaries is required to contribute to, or during the five-year period ending on the Closing Date will have been required to contribute to, any "multiemployer plan," as such term is defined in Section 4001(a)(3) of ERISA, and none of the Company or the Subsidiaries is subject to any withdrawal or partial withdrawal liability within the contemplation of Section 4201 of ERISA and will not become subject thereto as a result of the transactions contemplated by this Agreement.

                  (e) Except as otherwise set forth on Schedule 3.12 or Schedule 6.1(e) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from the Company or any of the Subsidiaries under any Company Plan, (ii) materially increase any benefits otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

                  (f) Except as otherwise set forth on Schedule 6.1(f) hereto or as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Business Condition of the Motors Business, each Company Plan which is not a U.S. Company Employee Benefit Plan (a "Foreign Company Plan") has been maintained in all material respects in accordance with its terms and with all legal requirements applicable thereto and is funded and\or book reserved for in accordance with applicable laws.

                  (g) Except as set forth in Schedule 6.1(g), no U.S. Company Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or
(iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

                  Section 6.2. Collective Bargaining Agreements. Anything herein to the contrary notwithstanding, the obligations of any of the Company or any of the Subsidiaries to provide continuing benefits for periods after the UTA Closing Date as required under collective bargaining agreements shall remain in effect and Buyer shall indemnify and hold Seller and its Affiliates harmless from and against any and all Covered Liabilities relating to such obligations.

                  Section 6.3. Buyer's Obligations. (a) Subject to the other provisions of this Section 6.3, Buyer agrees that for a period of at least two years after the UTA Closing Date Buyer will (i) continue in full force and effect the Foreign Company Plans in accordance with their terms without any reduction of benefits or other amendment or modification (except to the extent necessary to comply with applicable law); (ii) provide all U.S. Company Employees with severance benefits at least as favorable as those provided to U.S. Company Employees immediately prior to the UTA Closing Date; (iii) provide all U.S. Company Employees with medical and other welfare benefits no less favorable in the aggregate than those provided to U.S. Company Employees immediately prior to the UTA Closing Date; (iv) provide all Motors Business Employees with a wage and salary program no less favorable in the aggregate than that in place at UTA or the Subsidiaries, as applicable immediately prior to the UTA Closing Date; and (v) provide all U.S. Company Employees with other compensation and benefits no less favorable in the aggregate than the corresponding compensation and benefits provided to U.S. Company Employees immediately prior to the UTA Closing Date. In addition, Buyer agrees to give Company Employees service credit for all periods of employment with UTC, Seller or an Affiliate of either (including UTA and the Subsidiaries) prior to the Closing Date for purposes of vesting and eligibility (not for pension benefit accruals) under any plan adopted or maintained by Buyer, any of its subsidiaries, the Company or any of the Subsidiaries in which Motors Business Employees participate. Buyer agrees to waive any limitations regarding preexisting conditions, and to give full credit for any copayments made and deductibles fully or partially satisfied prior to the UTA Closing Date with respect to Employee Benefit Plans, under any welfare or other employee benefit plans maintained by Buyer, any of its subsidiaries, the Company or any of the Subsidiaries in which Motors Business Employees participate after the Closing. From and after the UTA Closing Date, Buyer and the Company and the Subsidiaries shall be solely responsible for all termination and severance benefits, costs, charges and liabilities of any nature incurred with respect to the termination of a Motors Business Employee on or after the Closing Date, including, without limitation, any claims arising out of or relating to any plant closing, mass layoff or similar event under applicable law occurring on or after the Closing Date.

                  (b) Buyer agrees to continue to provide retiree medical and life insurance coverage on terms no less favorable than those provided by the Employee Benefit Plans to those U.S. Company Employees who are eligible to participate in such plans and are "eligible to retire" as of the UTA Closing Date.

                  (c) Seller shall be liable for, and shall hold Buyer, the Company and the Subsidiaries harmless from and against any claims for the benefits under U.S. Employee Benefits Plans that are welfare benefit plans described below by participants of such plans which are incurred prior to the Closing Date; provided, that, with respect to claims described in (i) or (ii) below, such claims are submitted for reimbursement within 120 days following the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits; (ii) health, dental, and/or prescription drug benefits, upon provision of such services, materials or supplies, (iii) long-term disability benefits, upon the commencement of the period of the continuing disability; and (iv) workers' compensation claims, upon the event giving rise to the claim.

                  (d) Seller shall be liable for, and shall hold Buyer, the Company and the Subsidiaries harmless from and against any benefits accrued as of the Closing Date under U.S. Employee Benefits Plans that are pension plans.

                  (e) Seller shall be responsible for and shall hold Buyer, the Company and the Subsidiaries harmless against any retiree welfare benefits to be provided to retirees of the Company and the Subsidiaries who have actually retired prior to the Closing Date under any U.S. Employee Benefit Plan.

                  (f) Buyer shall be responsible for the administration of and shall assume any and all obligations arising under the continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA for those plan participants in, and beneficiaries under, the

Employee Benefit Plans who are eligible to exercise their rights to such coverage as of or following the Closing Date.

                  (g) Unless specifically provided otherwise in this Article VI, Buyer shall be liable for and shall hold Seller and its Affiliates harmless from and against any and all Covered Liabilities with respect to or arising out of:
(i) Motors Business Employees' employee benefits, including, without limitation, Covered Liabilities arising from or with respect to, the Foreign Company Plans;
(ii) the participation of Motors Business Employees in the employee benefit plans referred to in this Section 6.3; or (iii) the employment of Motors Business Employees by Buyer of the Company or any of the Subsidiaries, in each case from and after the Closing.

                  Section 6.4. Plant Closing Laws. Buyer shall be responsible for providing any notice required, pursuant to the United States Federal Worker Adjustment and Retraining Act of 1988, any successor United States federal law, and any applicable plant closing notification law with respect to a layoff or plant closing relating to the Motors Business that occurs as a result of or after the Closing. Seller shall be responsible for providing any such notice with respect to a layoff or plant closing occurring prior to the Closing.

                  Section 6.5. Accrued Vacation. Buyer will permit Motors Business Employees to carry over and take accrued, but unused, vacation days with pay in accordance with the applicable policies of UTC, the Company and the Subsidiaries as in effect as of the UTA Closing Date.

                  Section 6.6. Acquired Rights Directive. To the extent necessary to comply with the Acquired Rights Directive (77/187 EEC) as enacted in the Member States of the European Union and similar laws in other jurisdictions which safeguard the rights of employees in transfers of undertakings, businesses or parts of businesses (collectively, the "Transfer Laws"), Seller and Buyer shall comply with their respective obligations under the Transfer Laws, including any obligations to maintain certain terms and conditions of employment of the Motors Business Employees.

                  Section 6.7. Miscellaneous. Seller and Buyer agree to furnish each other with such information concerning Motors Business Employees and benefit plans, and to take all such other reasonable action, as is necessary and appropriate to effect the transactions contemplated by this Article VI, in each case to the extent permitted under applicable law.

                                   ARTICLE VII

                                   Tax Matters
                                   -----------

                  Section 7.1. Tax Returns of the Company and the
Subsidiaries. Seller represents and warrants that (a) all material Income Tax Returns required to be filed for taxable periods ending on or prior to the Closing Date by, or with respect to any activities of, the Company or the Subsidiaries have been or will be filed on a timely basis, and all Taxes shown to be due on such Returns have been or will be paid, and (b) all other material Returns required to be filed before the Closing Date by, or with respect to any activities of, the Company or the Subsidiaries have been or will be filed on a timely basis and all Taxes shown as due on such Returns have been or will be paid, except, in the case of (a) and (b), where the failure to file such Returns or pay such Taxes would not have a material adverse effect on the Business Condition of the Motors Business. All such Returns were correct and complete in all material respects, except for failures, that would not have a material adverse effect on the Business Condition of the Motors Business.

                  Section 7.2. Tax Indemnification by Seller. Except as otherwise provided in Section 7.3 hereof and except to the extent of any reserves for Excluded Income Taxes accrued on the Final Closing Date Financial Data, Seller shall be liable for, and shall hold Buyer, the Company and the Subsidiaries harmless from and against, any and all Income Taxes with respect to the Company or any of the Subsidiaries for any taxable period ending on or before the Closing Date to the extent such Income Taxes are reportable on a consolidated, combined or unitary Domestic Return which (i) includes Seller or any subsidiary of Seller other than the Company and the Subsidiaries or (ii) UTC or any subsidiary of UTC other than the Company and the Subsidiaries (collectively, "Excluded Income Taxes").

                  Section 7.3. Tax Indemnity by Buyer. Buyer shall be liable for, and shall hold the Seller Indemnified Parties harmless from and against, any and all Taxes, other than Excluded Income Taxes, of or with respect to the Company, any of the Subsidiaries or the Motors Business for any taxable period (whether beginning and/or ending before, on or after the Closing Date), including, without limitation, (a) any and all Taxes not incurred in the ordinary course of business attributable to the acts or omissions of Buyer, Buyer's Affiliates, the Company or the Subsidiaries after the Closing, and (b) all Taxes, other than Excluded Income Taxes and, except as provided in Section 7.8(b), Taxes reportable by Seller or a Continuing Affiliate as a result of the Pre-Closing Transactions resulting from or arising out of any transaction contemplated by this Agreement. Buyer shall also be liable for, and shall hold the Seller Indemnified Parties harmless from and against any and all Excluded Income Taxes to the extent of any reserves for Taxes accrued on the Final Closing Date Financial Data.

                  Section 7.4. Filing Responsibility. (a) Seller or UTC shall prepare and file (i) all Domestic Returns with respect to Excluded Income Taxes,
(ii) any other Return that includes any of Seller or any of the Continuing Affiliates or UTC or any of its subsidiaries, on the one hand, and any of the Company or the Subsidiaries, on the other hand and (iii) any Return that does not include any of the Company or the Subsidiaries.

                  (b) Buyer shall prepare and file, with respect to the Company and the Subsidiaries all other Returns not described in Section 7.4(a) hereof in accordance with the procedures described in Section 7.6(d).

                  (c) Buyer agrees that, except to the extent contrary to law or applicable regulation, neither Buyer, the Company nor the Subsidiaries shall take any position in the Returns referred to in Section 7.4(b) hereof inconsistent with that taken in a Return described in Section 7.4(a).

                  Section 7.5. Refunds and Carrybacks. (a) Seller shall be entitled to any refunds or credits of Excluded Income Taxes.

                  (b) Except as otherwise provided herein, Buyer, the Company or the Subsidiaries, as the case may be, shall be entitled to any refunds or credits of Taxes of any of the Company or any of the Subsidiaries, other than refunds or credits of Excluded Income Taxes.

                  (c) Buyer shall cause the Company and the Subsidiaries promptly to forward to Seller or to reimburse Seller for any refunds or credits due Seller (pursuant to the terms of this Article VII) after receipt thereof, and Seller and the Continuing Affiliates shall promptly forward to Buyer (pursuant to the terms of this Article VII) or reimburse Buyer for any refunds or credits due Buyer after receipt thereof.

                  (d) Buyer agrees that none of the Company or the Subsidiaries shall elect to carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date and which relates to or affects any Excluded Income Tax ("Subsequent Loss") into any taxable period ending on or before the Closing Date. If a Subsequent Loss is carried back into any taxable period ending on or before the Closing Date, Seller shall be entitled to any refund of Taxes realized as a result thereof.

                  Section 7.6. Cooperation and Exchange of Information. (a) Seller shall prepare and submit to Buyer, no later than three months after the Closing Date, 1998 and 1999 blank Return workpaper packages. Buyer shall, and shall cause the Company and each of its appropriate Subsidiaries to, prepare completely and accurately and submit to Seller, within three months of receipt, all information as Seller shall reasonably request in such Return workpaper packages.

                  (b) As soon as practicable, but in any event within 30 days after Seller's request, from and after the Closing Date, Buyer shall provide Seller or UTC with such cooperation and shall deliver to Seller or UTC such information and data concerning the pre-Closing operations of the Company and the Subsidiaries and make available such knowledgeable employees of the Company and the Subsidiaries as Seller or UTC may request, including providing the information and data required by Seller's customary Tax and accounting questionnaires, in order to enable Seller or UTC to complete and file all Returns which they may be required to file with respect to the operations and business of the Company and the Subsidiaries through the Closing Date or to respond to audits by any taxing authorities with respect to such operations, and to otherwise enable Seller or UTC to satisfy their internal accounting, Tax and other legitimate requirements. Such cooperation and information shall include, without limitation, designation of an officer of Seller or UTC as an officer of any of the Company or any of the Subsidiaries for the purpose of signing Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any taxing authority which relate to the Company or the Subsidiaries, and providing copies of all relevant Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities, including, without limitation, foreign taxing authorities, and records concerning the ownership and tax basis of property, which Buyer, the Company or the Subsidiaries may possess. Each of Buyer, the Company and the Subsidiaries shall make its employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

                  (c) For a period of 10 years after the Closing Date, Buyer shall, and shall cause the Company and the Subsidiaries to, retain all Returns, books and records (including computer files) of, or with respect to the activities of, the Company and the Subsidiaries for all taxable periods ending on or prior to the Closing Date. Thereafter, Buyer shall not dispose of any such Returns, books or records unless it first offers such Returns, books and records to Seller and UTC and Seller and UTC fail to accept such offer within 60 days of its being made.

                  (d) Buyer and Seller shall, and shall cause their respective subsidiaries to, cooperate in the preparation of all Returns relating in whole or in part to taxable periods ending on or before the Closing Date that are required to be filed after such date and all Returns for taxable periods beginning before the Closing Date and ending after the Closing Date; provided that Seller shall have the sole authority to determine the manner in which such Returns are prepared to the extent such determinations may affect the amount of Taxes for which Seller is liable.

                  (e) Whenever any taxing authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which Seller or any of the Continuing Affiliates or UTC or any of its Affiliates are liable, Buyer shall promptly inform UTC and Seller, and Seller and any such Continuing Affiliates or UTC and any of its Affiliates, as the case may be, shall have the right to control any resulting meetings, conferences or proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations may affect the amount of Taxes for which Seller or any of the Continuing Affiliates or UTC or any of its Affiliates are liable. None of Buyer, the Company or any of their respective subsidiaries or Affiliates shall be entitled to participate in any Tax audit, defense, litigation, contest or other proceeding with respect to any consolidated, combined or unitary Domestic Return which includes any of (i) Seller or any subsidiary (other than the Company and the Subsidiaries) of Seller or (ii) UTC or any subsidiary (other than the Company and the Subsidiaries) of UTC.

                  (f) If Buyer or any of the Company or the Subsidiaries, as the case may be, fails to provide any information requested by Seller in the time specified herein, or if no time is specified pursuant to this Section 7.6, within a reasonable period, as determined in good faith by Seller, or otherwise fails to do any act required of it under this Section 7.6, then Buyer shall be obligated, notwithstanding any other provision of this Agreement, to indemnify the Seller Indemnified Parties and Buyer shall so indemnify the Seller Indemnified Parties and hold the Seller Indemnified Parties harmless from and against any and all costs, claims or damages, including, without limitation, all Taxes or deficiencies thereof, payable as a result of such failure.

                  Section 7.7. Purchase Price. Buyer and Seller agree that the consideration provided for pursuant to this Agreement is being paid solely to acquire the Shares and neither party will (or will permit any Affiliate to) report or treat any part of such consideration as allocable to anything other than payment for the Shares.

                  Section 7.8. Other Tax Agreements. (a) Anything in any other agreement to the contrary notwithstanding, all liabilities and obligations between Seller and any Continuing Affiliate on the one hand and the Company and the Subsidiaries on the other hand, under any other Tax allocation or Tax sharing agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date.

                  (b) All transfer, sales, stamp, registration, excise and similar Taxes on or with respect to the Pre-Closing Transactions or the sale of the Shares shall be borne by Buyer.

                  (c) Buyer shall not make an election under Section 338 of the Code or any state, local or foreign equivalent thereof in respect of the Company or any of the Subsidiaries.

                  (d) Buyer agrees that for the fiscal year ending on December 31, 1999 in the case of United Technologies Automotive Electrical Systems, S.A. de C.V. and United Technologies Automotive (Philippines), Inc. and November 30, 1999 in the case of each other foreign Subsidiary, neither Buyer nor any successor, transferee or assignee thereof will cause or permit any foreign Subsidiary to declare or pay any dividend, or shall cause or permit the Company or any of the Subsidiaries to enter into any transaction or take any action (i) that would be considered for U.S. federal income tax purposes to constitute the declaration or payment of a dividend by any foreign Subsidiary, including, without limitation, pursuant to
Section 304 of the Code, or (ii) that otherwise would result in the diminution of the foreign tax credits that, absent any such transaction, may be claimed by UTC or Seller in respect of their U.S. federal income tax liability, including any transaction (other than in the ordinary course of business) that would result in the increase or diminution of any amount of earnings and profits of any foreign Subsidiary for U.S. federal income tax purposes for periods through the end of any such fiscal year, or any loss carryback or loss surrender or other action not in the ordinary course of business that would reduce the effective rate of creditable tax paid by any foreign Subsidiary for any such period.

                  (e) Buyer agrees that if as the result of any audit adjustment made with respect to any Excluded Income Tax by any taxing authority with respect to a taxable period ending on or prior to the Closing Date, Buyer or any of its affiliates, including the Company and the Subsidiaries, receives a Tax Benefit, then Buyer shall pay to Seller the amount of such Tax Benefit within 15 days of filing the Return in which such Tax Benefit is realized or utilized. For purposes of determining the amount and timing of any Tax Benefit, the recipient of the Tax Benefit shall be deemed to pay tax at the highest marginal rate in effect in the year such Tax Benefit is realized or utilized and shall be deemed to realize or utilize any Tax Benefit in the first taxable year that such Tax Benefit may be realized or utilized under the law.

                  Section 7.9. Definitions. For purposes of this Article VII, the following terms shall have the meanings ascribed to them below:

                           (a) "Domestic Returns" means returns, reports and forms required to be filed with any taxing authority of the United States of America, any state thereof or the District of Columbia and any local governmental subdivision thereof (a "U.S. Taxing Authority").

                           (b) "Income Tax Returns" means federal, state or local Returns for Income Taxes required to be filed with any U.S. Taxing Authority that include any of the Company or the Subsidiaries.

                           (c) "Income Taxes" means U.S. federal, state or local net income or franchise Taxes or other Taxes measured by net income, together with any interest or penalties imposed with respect thereto.

                           (d) "IRS" means the Internal Revenue Service.

                           (e) "Returns" means returns, reports and forms required to be filed with any U.S. Taxing Authority or foreign taxing authority.

                           (f) "Tax Benefit" means the Tax effect of any item of loss, deduction or credit or any other item which decreases Taxes paid or payable or increases tax basis, including any interest with respect thereto or interest that would have been payable but for such item.

                           (g) "Taxes" means all taxes (whether U.S. federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto.

                                  ARTICLE VIII

                    Conditions to Buyer's Obligation to Close
                    -----------------------------------------

                  Buyer's obligation to consummate the Stock Purchase shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

                  Section 8.1. Representations, Warranties and Covenants of Seller. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time), the covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects, and Buyer shall have received at the Closing a certificate to that effect dated the Closing Date and validly executed on behalf of Seller.

                  Section 8.2. Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed on Schedule 3.13 or 4.3 hereto and indicated therein as being a condition to the Closing for Buyer shall have been filed, made or obtained, and all waiting periods applicable under the HSR Act shall have expired or been terminated. Notwithstanding anything herein to the contrary, no approval or other consent, order, qualification or waiver of any governmental authority pursuant to any foreign law, rule or regulation shall be a condition to Buyer's obligation to consummate the Stock Purchase.

                  Section 8.3. No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Stock Purchase.

                                   ARTICLE IX

                   Conditions to Seller's Obligation to Close
                   ------------------------------------------

                  Seller's obligation to consummate the Stock Purchase is subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

                  Section 9.1. Representations, Warranties and Covenants of Buyer. The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time), the covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this

Agreement shall have been duly performed in all material respects, and Seller shall have received at the Closing a certificate to that effect dated the Closing Date and validly executed on behalf of Buyer.

                  Section 9.2. Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed on Schedule 3.13 or 4.3 hereto and indicated therein as being a condition to the Closing for Seller shall have been filed, made or obtained, and all applicable waiting periods under the HSR Act shall have expired or been terminated. Notwithstanding anything herein to the contrary, no approval or other consent, order, qualification or waiver of any governmental authority pursuant to any foreign law, rule or regulation shall be a condition to Seller's obligation to consummate the Stock Purchase.

                  Section 9.3. No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Stock Purchase.

                                    ARTICLE X

                            Survival; Indemnification
                            -------------------------

                  Section 10.1. Survival Periods. The respective representations and warranties of Seller and Buyer shall survive the Closing Date and will remain in full force and effect thereafter until December 31, 2000. Those covenants that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms.

                  Section 10.2. Indemnification by the Buyer. From and after the Closing Date, the Buyer shall indemnify and hold harmless Seller and the Continuing Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties") from and against any and all Covered Liabilities incurred by or asserted against any of the Seller Indemnified Parties in connection with or arising from (i) any breach by Buyer of its covenants and agreements contained herein or (ii) any breach by Buyer of its representations and warranties contained herein (it being agreed that solely for purposes of establishing whether any matter is indemnifiable pursuant to this clause (ii), the accuracy of such representations and warranties shall be determined without giving effect to the qualifications to such representations and warranties, if any, concerning "materiality" or "Material Adverse Effect"); and (iii) any Covered Liability of the Company or any of the Subsidiaries or arising out of or in connection with the Motors Business, as heretofore, currently or hereafter owned or conducted, as the case may be, including, without limitation, any Covered Liability based on negligence, gross negligence, strict liability or any other theory of liability, whether in law (whether common or statutory) or equity; provided, however, that there shall be excluded from the foregoing indemnity obligation those Covered Liabilities specified in Section 7.2 hereof that Seller has agreed to assume pursuant hereto, Covered Liabilities arising from a breach of Seller's representations and warranties and Covered Liabilities with respect to Retained Liabilities. Notwithstanding the foregoing, (A) the Buyer shall be required to indemnify Seller Indemnified Parties pursuant to clause 10.2(ii) only to the extent that the aggregate Covered Liabilities indemnifiable pursuant to clause 10.2(ii) exceeds $5.8 million in the aggregate (provided that no claim may be counted toward such $5.8 million unless it exceeds $270,000), (B) the Buyer shall not be required to indemnify the Seller Indemnified Parties pursuant to clause 10.2 (ii) in an aggregate amount in excess of $75 million and (C) any claim for indemnification under clause 10.2 (ii) must be made during the applicable survival period set forth in Section 10.1. Any payment made pursuant to this Section 10.2 shall be treated by Seller and Buyer as an adjustment to the Initial Purchase Price, and Seller and Buyer agree, and Buyer agrees to cause the Company and the Subsidiaries, not to take any position inconsistent therewith for any purpose. To the extent that the Buyer's undertakings set forth in this Section 10.2 may be unenforceable, the Buyer shall contribute the maximum amount that it is permitted under applicable law to the payment and satisfaction of all indemnifiable liabilities incurred by the Seller Indemnified Parties. Each Subsidiary shall be jointly and severally liable for the Buyer's indemnification obligations pursuant to this Agreement, including, without limitation, pursuant to this Section 10.2, and to Section 10.3, Section 5.12(b),
Section 6.2 and Section 6.3(g) and the Buyer shall, if so requested by Seller, cause each Subsidiary to sign such instruments evidencing the foregoing obligations as Seller may reasonably request.

                  Section 10.3. Indemnification by Seller. From and after the Closing Date, Seller shall indemnify and hold harmless Buyer and the Company, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties") from and against any and all Covered Liabilities incurred by or asserted against any of the Buyer Indemnified Parties in connection with or arising from (i) any breach by Seller of its covenants and agreements contained herein; (ii) the Retained Liabilities or
(iii) any breach by Seller of its representations and warranties contained herein (it being agreed that solely for purposes of establishing whether any matter is indemnifiable pursuant to this clause (iii), with the exception of the representations and warranties set forth in Section 3.14 hereof, the accuracy of such representations and warranties shall be determined without giving effect to the qualifications to such representations and warranties, if any, concerning "materiality" or "Material Adverse Effect"); provided that (A) Seller shall be required to indemnify Buyer Indemnified Parties pursuant to this clause 10.3(iii) only to the extent that the aggregate Covered Liabilities indemnifiable pursuant to this clause 10.3(iii) exceeds $5.8 million in the aggregate (provided that no claim may be counted toward such $5.8 million unless it exceeds $270,000), (B) Seller shall not be required to indemnify the Buyer Indemnified Parties pursuant to this clause (iii) in an aggregate amount in excess of $75 million and (C) any claim for indemnification under this clause
(iii) must be made during the applicable survival period set forth in Section
10.1. Any payment made pursuant to this Section 10.3 shall be treated by Seller and Buyer as an adjustment to the Initial Purchase Price, and Seller and Buyer agree, and Buyer agrees to cause the Company and the Subsidiaries, not to take any position inconsistent therewith for any purpose. If any of Seller's undertakings set forth in this Section 10.3 should be unenforceable, Seller shall contribute the maximum amount that it is permitted under applicable law to the payment and satisfaction of all indemnifiable liabilities incurred by the Buyer Indemnified Parities. The parties acknowledge and agree that Seller's tax indemnification obligations shall be governed by Article VII.

                  Section 10.4. Third-Party Claims. If a claim by a third party is made against a Seller Indemnified Party or a Buyer Indemnified Party (an "Indemnified Party"), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article X, such Indemnified Party shall promptly notify indemnifying party of such claims. The failure to provide such notice shall not result in a waiver of any right to indemnification hereunder except to the extent the indemnifying party is actually materially prejudiced by such failure. The indemnifying party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that (a) the indemnifying party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party; provided that the fees and expenses of such counsel shall be borne by such Indemnified Party and (b) the indemnifying party shall promptly assume and hold such Indemnified Party harmless from and against the full amount of any Covered Liability resulting therefrom. So long as the indemnifying party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim; provided that in such event it shall waive any right to indemnity therefor by indemnifying party. If the indemnifying party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. Indemnifying party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties of unconditional release from all liability with respect to such claim or consent to entry of any judgment.

                                   ARTICLE XI

                                   Termination
                                   -----------

                  Section 11.1. Termination. Upon the termination of the UTA Stock Purchase Agreement without the UTA Closing having occurred, this Agreement shall terminate. This Agreement also may be terminated at any time prior to the Closing by:

                  (a) the mutual consent of Seller and Buyer;

                  (b) either Seller or Buyer if the Closing has not occurred by the close of business on August 31, 1999 and if the failure to consummate the Stock Purchase on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein that is required to be fulfilled prior to the Closing; or

                  (c) either Seller or Buyer if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 11.1(c) shall have complied with Section 5.2 hereof, and with respect to other matters not covered by Section 5.2 hereof, shall have used all reasonable efforts to remove such injunction, order or decree.

                  Section 11.2. Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of Seller and Buyer pursuant to Section 11.1 hereof, written notice thereof shall forthwith be given by the terminating party (or in the case of a termination pursuant to the first sentence of Section 11.1 by Seller) to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 5.1(b) (first sentence only), 5.7 and 12.4 hereof shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement. If this Agreement is terminated as provided herein all filings, applications and other submissions made pursuant to Sections 3.13 and 4.3 hereof shall, to the extent practicable, be withdrawn from the agency or other persons to which they were made.

                                   ARTICLE XII

                                  Miscellaneous
                                  -------------

                  Section 12.1. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

                  Section 12.2. Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

                  (b) Each of the Seller and Buyer irrevocably submits to the jurisdiction of the Courts of the State of Delaware and the United States District Court for the District of Delaware in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such state or federal court. Each of Seller and Buyer hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

                  (c) To the extent that Buyer or Seller have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each of Buyer and the Seller hereby irrevocably waive such immunity in respect of its obligations under this Agreement.

                  Section 12.3. Entire Agreement; Third-Party Beneficiaries. This Agreement (including agreements incorporated herein) and the Schedules hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. This Agreement is not intended to confer upon any Person not a party hereto (and their successors and assigns permitted by Section 12.6 hereof) any rights or remedies hereunder, except that (a) Section 10.2 and 10.3 hereof are intended to benefit, and to be enforceable by, any of the Seller Indemnified Parties and (b) UTC shall be an express third party beneficiary of this Agreement, entitled to enforce this Agreement in accordance with its terms.

                  Section 12.4. Expenses. Except as set forth in this Agreement, whether the Stock Purchase is or is not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                  Section 12.5. Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, facsimile or other electronic transmission service to the appropriate address or number as set forth below. Notices to Seller shall be addressed to:

                               Lear Corporation
                               21557 Telegraph Road
                               Southfield, MI  48086
                               Attn:  Joseph F. McCarthy, Esq.
                               Facsimile No.:  (248) 447-1677

                               with a copy to:

                               Winston & Strawn
                               35 West Wacker Drive
                               Chicago, Illinois 60601
                               Attn:  John L. MacCarthy, Esq.
                               Facsimile No.:  (312) 558-5700

                  or at such other address and to the attention of such other person as Seller may designate by written notice to Buyer. Notices to Buyer shall be addressed to:

                               Johnson Electric Holdings Limited
                               Johnson Building
                               6-22 Dai Shun Street
                               Tai Po Industrial Estate
                               Tai Po, New Territories Hong Kong
                               Attn:  Paul Tong
                               Facsimile No.:  852-2897-2054

                               with a copy to:

                               Skadden Arps Slate Meagher & Flom
                               333 West Wacker Drive, Suite 2100
                               Chicago, Illinois  60606
                               Attn:  William R. Kunkel

                               Facsimile No.: (312) 407-0411

                  or at such other address and to the attention of such other person as Buyer may designate by written notice to Seller.

                  Section 12.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto shall assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto except that (i) Seller may transfer or assign any or all of its rights and obligations hereunder to any wholly-owned subsidiary of Seller without the consent of any other party hereto, and (ii) Buyer may transfer or assign any or all of its rights and obligations hereunder to any wholly-owned subsidiary of Buyer without the consent of any other party hereto. In the case of such a transfer or assignment to a wholly-owned subsidiary of Seller, such subsidiary shall be the "Seller" for all purposes hereunder, however, Lear Corporation shall remain jointly and severally liable for all obligations of Seller hereunder. In the case of such a transfer or assignment to a wholly-owned subsidiary of Buyer, such subsidiary shall be the "Buyer" for all purposes hereunder, however, Johnson Electric Holdings Limited shall remain jointly and severally liable for all obligations of Buyer hereunder.

                  Section 12.7. Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All defined terms and phrases herein are equally applicable to both the singular and plural forms of such terms.

                  Section 12.8. Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Seller may waive compliance by Buyer or Buyer may waive compliance by the Seller with any term or provision of this Agreement on the part of such party to be performed or complied with, but only by an instrument in writing. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

                  Section 12.9. Interpretation. For the purposes of this Agreement, "to Seller's knowledge" shall mean the actual knowledge of Seller's or UTA Seller's executive officers after due inquiry, which may be satisfied by consultation with UTA's executive officers. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

                  IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

                                    LEAR CORPORATION

                                     By: /s/
                                        -----------------------------------
                                          Name:
                                          Title:


                                    JOHNSON ELECTRIC HOLDINGS LIMITED

                                    By:  /s/
                                        -----------------------------------
                                          Name:
                                          Title: